UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Revised Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

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Unified Financial Services, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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REVISED PRELIMINARY COPY

UNIFIED FINANCIAL SERVICES, INC.

2353 Alexandria Drive

Lexington, Kentucky 40504

        , 2004

Dear Fellow Stockholders:

You are invited to attend the annual meeting of the stockholders of Unified Financial Services, Inc. to be held on [day],                      , 2004, at         :00 A.M., local time, at [The Embassy Suites Hotel, 1801 Newton Pike, Lexington, Kentucky].

This meeting is very important, as you will be asked to vote on the election of one Class I director, and also on a proposed transaction that, if approved, will result in the termination of the registration of our common stock under the federal securities laws. This will eliminate the significant expense required to comply with the reporting and related requirements under those laws. Often referred to as a “going private” transaction, the proposed transaction is a reverse split of our common stock whereby each 500 outstanding shares of common stock would be converted into one share of common stock, and holders of fractional shares would be entitled to receive cash in lieu of fractional interests in an amount equal to $11.00 per share for each pre-split share that becomes a fractional interest. The $11.00 per share price represents a small premium to the high point of the fair market value range for a share of our common stock determined by Duff & Phelps, LLC, our financial advisor. Stockholders will be asked to vote on a proposed amendment to our amended and restated certificate of incorporation that would effect the reverse stock split. The proposed amendment is attached as Annex A to this proxy statement.

If approved at the annual meeting, the transaction will affect our stockholders as follows:

Stockholder before the transaction	Net effect after the transaction
Stockholder holding 500 or more shares:	A reduction in the number of shares owned by the stockholder and the payment of $11.00 in cash, without interest, per share for each pre-split share that becomes a fractional interest

Stockholder holding fewer than 500 shares:	The stockholder will receive from the company $11.00 in cash, without interest, per share for each share owned

If the reverse stock split proposal is approved and we are successful in repurchasing all 46,997 shares in the Unified Equity Participation Plan, we expect that the number of stockholders of record will be reduced from 331 to 290, while the number of outstanding shares will decrease by only 3% — a reduction of approximately 83,592 shares from the current 2,779,092 outstanding shares.

After careful consideration, the board of directors has concluded that the costs associated with being a “public” company are not justified by the benefits. The board has reviewed the proposed transaction and considered its fairness to unaffiliated stockholders who hold fewer than 500 shares as well as those stockholders holding 500 or more shares. The board also received a fairness opinion from its financial advisor with regard to the per share cash amount to be paid to the unaffiliated stockholders. After careful consideration, your board of directors believes this transaction is in the best interests of the company and its stockholders and unanimously recommends that you vote “FOR” the “going private” proposal. The enclosed proxy statement includes a discussion of the factors considered by the board in connection with the board’s approval of the going private transaction. See “Special Factors–Background of the Transaction,” “Special Factors–Fairness of the Proposed Transaction” and “Special Factors–Recommendation of the Board of Directors.”

Consummation of the going private transaction is subject to certain conditions, including the affirmative vote of at least a majority of the outstanding shares of the company’s common stock entitled to vote at the annual meeting. The proposed transaction, if approved, will take effect on the date we file with the Secretary of State of the State of Delaware the amendment to our amended and restated certificate of incorporation, which we expect to do promptly after approval. Details of the proposed transaction are set forth in the accompanying proxy statement, which we urge you to read carefully in its entirety.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, YOUR SHARES SHOULD BE REPRESENTED AND VOTED. TO VOTE, YOU SHOULD COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE PROXY IN THE SELF-ADDRESSED ENVELOPE THAT WE HAVE INCLUDED FOR YOUR CONVENIENCE.

We deeply appreciate your continuing loyalty and support, and we look forward to seeing you at the annual meeting.

Sincerely,

John S. Penn

President and Chief Executive Officer and

Acting Chairman of the Board of Directors

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THE PROPOSED TRANSACTION DESCRIBED HEREIN, PASSED UPON THE MERITS OR FAIRNESS OF THE PROPOSED TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE. NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROXY STATEMENT OR RELATED SCHEDULE 13E-3, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION SHOULD NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US.

2

UNIFIED FINANCIAL SERVICES, INC.

2353 Alexandria Drive

Lexington, Kentucky 40504

(859) 514-3356

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON [DAY],                      , 2004

TO OUR STOCKHOLDERS:

Notice is hereby given that the 2004 annual meeting of the stockholders of Unified Financial Services, Inc. (the “Company”) will be held on [day],                      , 2004, at         :00 A.M., local time, at [The Embassy Suites Hotel, 1801 Newton Pike, Lexington, Kentucky], for the following purposes:

1.	to approve an amendment to the amended and restated certificate of incorporation of Unified Financial Services, Inc. to restructure the capitalization of the Company in order to effect a reverse stock split, which would permit the Company to terminate the registration of its common stock under the Securities Exchange Act of 1934 and become privately held;

2.	to elect one director to serve until the annual meeting of stockholders in 2007; and

3.	to transact such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Only stockholders of record at the close of business on                      , 2004 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

All stockholders are cordially invited to attend this meeting.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote, you should complete, sign, date and promptly return the proxy in the self-addressed envelope that we have included for your convenience. No postage is required if the proxy is mailed in the United States. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you should decide to attend.

By Order of the Board of Directors,

John S. Penn

President and Chief Executive Officer and

Acting Chairman of the Board of Directors

Dated:                      , 2004

i

ANNEX

A	Proposed Certificate of Amendment to Amended and Restated Certificate of Incorporation
B	Fairness Opinion of Duff & Phelps, LLC
C	Audit Committee Charter

ii

UNIFIED FINANCIAL SERVICES, INC.

2353 Alexandria Drive

Lexington, Kentucky 40504

Annual Meeting of Stockholders

                         , 2004

General Information

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Unified Financial Services, Inc. for use at the Company’s 2004 annual meeting of stockholders to be held on [day],                                  , 2004, at     :00 A.M., local time, at [The Embassy Suites Hotel, 1801 Newton Pike, Lexington, Kentucky].

The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company may solicit proxies by personal interview, telephone, e-mail and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

A list of stockholders entitled to vote at the annual meeting will be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at our offices at 2353 Alexandria Drive, Lexington, Kentucky 40504, and at the time and place of the meeting during the whole time of the meeting.

This proxy statement and the enclosed proxy card are first being mailed to the Company’s stockholders on or about                                  , 2004.

A proxy to vote on the matters to be presented at the annual meeting and a return postage-paid envelope are enclosed.

Shares of the Company’s common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares will be voted “FOR” the amendment to the amended and restated certificate of incorporation of the Company and the transactions contemplated thereby and “FOR” the election of one director nominee to the Company’s board of directors. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit the Company to solicit additional proxies in favor of any proposal, the persons named in the accompanying proxy will vote on such matter in their own discretion.

A stockholder executing a proxy card may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to the Company, by subsequently filing another proxy bearing a later date or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke the stockholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Unified Financial Services, Inc., 2353 Alexandria Drive, Lexington, Kentucky 40504, Attention: Angela Brown.

All holders of record of the common stock at the close of business on                                  , 2004 (the “Record Date”) will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such stockholder. As of the Record Date, there were              shares of common stock outstanding.

The holders of a majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting, who will determine whether or not a quorum is present. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

The affirmative vote of at least a majority of all of the outstanding shares of the common stock of the Company is required to approve the reverse stock split. You may vote “FOR” or “AGAINST” or “ABSTAIN” from voting on the reverse stock split proposal. A plurality of the votes cast is required for the election of directors. In the election of directors, you may vote either “FOR” or “WITHHOLD” authority to vote with respect to the nominee. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting. However, abstentions and broker non-votes will have the same effect as a vote against the reverse stock split proposal. Abstentions and broker non-votes in the election of directors will be excluded entirely from the vote and have no effect on the outcome of the vote.

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals, which under such rules typically include the election of directors, when they have not received instructions from the customer. Under these rules, brokers may not vote shares of their customers on non-routine matters, such as the reverse stock split, without instructions from their customers. A broker non-vote occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given.

Summary Term Sheet

This proxy statement contains information concerning the election of directors, beneficial ownership, executive compensation and other matters that are generally included in a proxy statement for an annual stockholders meeting. In addition, this proxy statement contains information concerning the proposed reverse stock split.

The following is a summary of the material terms of the proposed reverse stock split. This summary is qualified in its entirety by reference to the more detailed information appearing elsewhere in, or accompanying this proxy statement, including the financial statements in the annual report to stockholders which accompanies this proxy statement and are incorporated in this proxy statement by reference. We urge you to review the entire proxy statement and accompanying materials carefully.

The reverse stock split would be considered a “going private” transaction as defined in Rule 13e-3 promulgated under the Securities Exchange Act of 1934 because it is intended to, and, if completed, will likely terminate the registration of our common stock under Section 12(g) of the Exchange Act and terminate our duty to file periodic reports with the Securities and Exchange Commission (“SEC”). In connection with the reverse stock split, we have filed a Rule 13e-3 Transaction Statement on Schedule 13e-3 with the SEC.

•	Reverse Stock Split

We are asking our stockholders to approve an amendment to our amended and restated certificate of incorporation, a copy of which is attached as Annex A to this proxy statement, that will provide for the conversion and reclassification of each 500 outstanding shares of common stock into one share of common stock in a reverse stock split. In the reverse stock split, the common stockholders will receive one share of common stock for each 500 shares they hold immediately prior to the effective date of the reverse stock split, and they will receive cash in lieu of any fractional shares to which they would otherwise be entitled. The cash payment for the common stock will be equal to $11.00 per pre-split share. Please see “Description of the Reverse Stock Split” for a more detailed discussion.

•	Purposes of and Reasons for the Reverse Stock Split

The principal purposes of, and our reasons for, effecting the reverse stock split are:

•	to reduce the number of our stockholders of record to fewer than 300, which will enable us to terminate the registration of our common stock under of the Exchange Act. This will mean that our duty to file periodic reports with the SEC will be terminated, and we will no longer be classified as an SEC reporting company;

•	the cost savings of approximately $145,000 per year that we expect to realize in the future as a result of the deregistration of our common stock, along with not having to comply with most of the provisions of the Sarbanes-Oxley Act of 2002;

•	management’s belief that it is necessary to realize every opportunity to reduce overhead and focus our resources on achieving maximum profitability and value of our stock;

•	the additional savings in terms of management’s and employees’ time that will no longer be spent preparing the periodic reports required of publicly-traded companies under the Exchange Act and managing stockholder relations and communications;

•	the ability of the Company to control the dissemination of certain business information, which is currently disclosed in our periodic reports and accordingly made available to our competitors and other interested parties, potentially to our detriment; and

•	the fact that we have not realized many of the benefits normally presumed to result from being a publicly traded company (such as the development or existence of a trading market for and liquidity of our common stock, enhanced corporate image, the ability to use Company stock to attract, retain and incentivize employees and the ability to use Company stock as currency for acquisitions) due to the very limited liquidity of our common stock.

Please see “ Special Factors—Purposes of and Reasons for the Reverse Stock Split” for a more detailed discussion.

•	Alternatives Considered

We considered conducting the going private transaction as (i) an issuer tender offer and (ii) an open market purchasing program as alternatives to the reverse stock split. In addition, we considered remaining an SEC reporting company. The tender offer option was rejected by the board because it provided no guarantee that the number of stockholders of record would be reduced below 300 and thus no assurance that we could accomplish our going private objective and thus reduce recurring costs. Similarly, the board rejected going private by means of an open market purchasing program. Because there is no active trading market for our common stock, it would be highly unlikely that shares of common stock could be acquired by the Company from a sufficient number of holders to accomplish the going private objective. We determined that remaining an SEC reporting company was not in the Company’s best interest because, among other things, we would continue to incur the expenses involved and perpetuate the existing disadvantages that we experience as a result of being an SEC reporting company. The board of directors believes that by implementing the reverse stock split, management would be able to devote full time and attention to the Company’s business, and expenses would be significantly reduced, thus enabling the Company to improve its financial performance, which could result in increased stockholder value over time. The board of directors did not consider a sale or a strategic acquisition to address some of the issues that resulted in its determination to implement the reverse stock split. The board did not consider that a strategic acquisition was a viable alternative because the board believed that the Company would not be able to finance a strategic acquisition in light of its current cash position and the lack of a trading market for its securities. In addition, the board did not consider pursuing a sale of the entire company because it did not believe that such a sale would maximize stockholder value in light of the Company’s current financial performance.

Please see “Special Factors—Alternatives Considered” for a more detailed discussion.

•	Effects of the Reverse Stock Split

The principal effects of the reverse stock split on the Company and our stockholders are:

•	our stockholders of record, which, as of the Record Date, numbered 331, will be reduced to 290 as a result of the reverse stock split and the Company’s anticipated repurchase of 46,997 shares in the Unified Equity Participation Plan (which we refer to as the “Unified Plan”). The number of outstanding shares of common stock will decrease from 2,779,092 as of the Record Date to approximately 2,695,500;

•	we will terminate the registration of our common stock under the Exchange Act, which will mean that we will no longer file reports with the SEC or be considered an SEC reporting company;

•	book value per share of common stock which, as of December 31, 2003, was $4.85, will be reduced to approximately $4.63 on a pre-split basis, giving pro forma effect to the costs of this transaction and the cash payment for fractional shares and expenses incurred;

•	we estimate that the percentage ownership and total voting power of our common stock beneficially owned by our executive officers and directors as a group will increase from approximately 18.1% as of the Record Date to approximately 18.6% immediately following the reverse stock split; and

•	our cash and cash equivalents will be reduced by approximately $1,015,000 at December 31, 2003 to approximately $4,522,000.

•	Effect of Reverse Stock Split on Outstanding Stock Options

As a result of the reverse stock split, the exercise price of each outstanding option will automatically increase by a factor of 500, and the number of underlying shares will decrease by a factor of 500. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but we will not issue fractional shares upon the exercise of an option. Instead, we will pay the optionee cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock as of the date of exercise as determined by the board of directors, multiplied by the fraction of a share represented by the option. Because any whole shares issued upon the exercise of options will not be registered under the Securities Act of 1933 (the “Securities Act”), optionees will be required to acquire such shares for investment purposes.

•	Effects of the Reverse Stock Split on Stockholders Who Own Fewer than 500 Shares

As a result of the reverse stock split, these stockholders will receive $11.00 for each share of common stock they own before the reverse stock split, and will no longer be stockholders of the Company.

•	Effects of the Reverse Stock Split on Stockholders Who Own 500 or More Shares

Holders of common stock owning 500 or more shares will remain stockholders after the reverse split. They will receive one post-split share in exchange for each 500 pre-split shares, and in lieu of fractional shares will receive $11.00 for each pre-split share. The remaining stockholders who are not officers, directors, or controlling persons (which we refer to as “unaffiliated stockholders”) of the Company will, as a group, own a smaller percentage of the Company than previously.

•	Federal Income Tax Consequences of the Reverse Stock Split

It is intended that the reverse stock split constitute a “recapitalization” and hence a reorganization within the meaning of Section 368(a)(1)(E) of the United States Internal Revenue Code of 1986, as amended (the “Code”). Assuming that the reverse stock split so qualifies, stockholders who receive only common stock will not recognize gain or loss. Stockholders who receive cash will recognize a gain or loss, which may be treated as income or capital gains/losses, depending on the individual stockholder’s circumstances and the amount of time the stockholder held the shares. Stockholders who acquire shares of common stock as a result of exercising stock options will likewise recognize gain or loss if they receive cash, but the treatment of that gain or loss will depend on the amount of time the stockholder held the shares received.

Please see “Special Factors—Federal Income Tax Consequences of the Reverse Stock Split” for a more detailed discussion. Please see “Special Factors—Effects of the Reverse Stock Split” for a more detailed discussion of the effects of the reverse stock split on the Company and its stockholders.

•	Fairness of the Reverse Stock Split to Unaffiliated Stockholders

We believe that the reverse stock split is fair to, and in the best interests of, our stockholders, both for those who will be cashed out and those who will remain stockholders. The board of directors has unanimously approved the reverse stock split.

We believe that the reverse stock split is fair to unaffiliated stockholders who will be cashed out because the per share value being paid to them is based upon the determination of the fair market value of our common stock by our financial advisor, Duff & Phelps, LLC, an investment banking and financial advisory firm. Please see “Special Factors—Fairness of the Reverse Stock Split—Factors Relating to Stockholders Being Cashed Out” and “Special Factors—Opinion of Financial Advisor” for a more detailed discussion.

We believe that the transaction is fair to unaffiliated stockholders who remain stockholders because they will be able to participate in any improvement in our future performance.

No independent committee of the board of directors has reviewed or approved the fairness of the reverse stock split. No unaffiliated representative acting solely on behalf of the unaffiliated stockholders for the purpose of negotiating the terms of the reverse stock split or preparing a report concerning the fairness of the reverse stock split was retained by the Company or by a majority of directors who are not employees of the Company. In spite of the absence of an unaffiliated representative acting solely on behalf of the unaffiliated stockholders, the Company believes that the reverse stock split is substantively fair to all unaffiliated stockholders.

The board of directors also believes that the reverse stock split is procedurally fair to the Company’s stockholders, including unaffiliated stockholders, because it is being effected in accordance with all the requirements of Delaware law which requires, among other things, that the amendment to the Company’s amended and restated certificate of incorporation to effect the reverse stock split be approved by at least a majority of all of the outstanding shares of common stock. Please see “Special Factors—Fairness of the Reverse Stock Split” for a more detailed discussion.

•	Fairness Determination

The Company believes that, in the vast majority of going private transactions, the consideration to be offered in the transaction is established by the party proposing the transaction. In such cases, the financial advisor retained to render a fairness opinion would simply pass upon the fairness, from a financial point of view, of the predetermined consideration. The fair market value of the Company’s common stock, however, was determined, not by the Company, but by the Company’s independent financial advisor, Duff & Phelps. Once the fair market value price range was established by Duff & Phelps, the board determined to set the per share consideration in the reverse stock split at a price slightly higher than the high point of the per share value range by rounding the high point to the nearest dollar to help ensure that the Company’s stockholders, including unaffiliated stockholders, received full value for their shares of common stock.

The board of directors, based in part on the determination of Duff & Phelps that the fair market per share value range of our common stock is between $9.60 and $10.90 and the fairness opinion rendered by Duff & Phelps with respect to the $11.00 per share consideration, has determined that the consideration to be received in the reverse stock split of $11.00 per pre-split share, which represents a small premium to the high point of such per share value range, is fair both to the stockholders being cashed out and the remaining stockholders. Please see “Special Factors-Fairness of the Reverse Stock Split” for a more detailed discussion.

•	General

Effectiveness of the Reverse Stock Split: If the stockholders approve the reverse stock split, we will file, as promptly as possible thereafter, an amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and thereby effect the reverse stock split. Promptly thereafter, we will file a Form 15 with the SEC certifying that we have fewer than 300 stockholders of record, thereby terminating the registration of the common stock under the Exchange Act.

Financing for the Reverse Stock Split: We estimate that a total of approximately $402,545 will be required to be paid in lieu of the issuance of fractional shares of our common stock exchanged for cash in the reverse stock split, and approximately $95,081 of expenses will be incurred in connection with the reverse stock split, for a total of approximately $497,626. In addition, we estimate that approximately $516,967 will be required to repurchase all 46,997 shares in the Unified Plan. Cash and cash equivalents on hand will serve as the source for all of the costs and expenses of the going private transaction, including the amounts required to be paid in lieu of the issuance of fractional shares resulting from the reverse stock split and for repurchasing the shares in the Unified Plan. Please see “Description of the Reverse Stock Split—Source of Funds and Expenses” and “Market for Our Common Stock and Our Recent Common Stock Purchases” for a more detailed discussion.

Appraisal Rights: Under the Delaware General Corporation Law and our amended and restated certificate of incorporation and bylaws, our stockholders are not entitled to appraisal rights in connection with the reverse stock split.

Questions and Answers Regarding Reverse Stock Split

Q:	What is the vote required?

A:	Each share of our common stock entitles its holder to one vote. The affirmative vote of at least a majority of all of the outstanding shares of our common stock is required to approve the reverse stock split proposal. If you do not vote your shares, either in person or by proxy, or if you abstain from voting on the proposal, it has the same effect as if you voted “AGAINST” the proposal. If your shares are held in a brokerage account and you do not instruct your broker on how to vote on the proposal, your broker will not be able to vote for you. This will have the same effect as a vote “AGAINST” the proposal. Our executive officers and directors who owned in the aggregate 503,141 shares of common stock (approximately 18.1%) as of the Record Date intend to vote their shares in favor of the reverse stock split.

Q:	What is the recommendation of our board of directors regarding the reverse stock split proposal?

A:	Our board of directors has determined that the reverse stock split is fair to our stockholders, including stockholders who will be cashed out, and that the reverse stock split is advisable and in the best interests of the Company and its stockholders. Our board of directors has therefore unanimously approved the proposed amendment to the amended and restated certificate of incorporation that will effect the reverse stock split, and recommends that you vote “FOR” approval of the proposed amendment at the annual meeting.

Q:	Should I send in my stock certificates now?

A:	No. After the effective date of the reverse stock split, if approved, we will promptly send instructions on how to receive any cash payments or new common stock certificates that you may be entitled to receive.

Q:	Will I have appraisal rights in connection with the reverse stock split?

A:	No. Neither Delaware law nor our amended and restated certificate of incorporation or bylaws provide you with appraisal rights in connection with the reverse stock split.

Q:	Will I be able to sell my shares following the reverse stock split?

A:	As you are already aware, there currently is no established public trading market for our common stock. Any future trading will likely be limited because we will no longer be an SEC reporting company.

Q:	Will I continue to receive information about the Company if I remain a stockholder?

A:	Yes. Assuming that the reverse stock split is effected, we plan to continue to provide unaudited quarterly financial information as soon as practicable following each quarter and audited annual financial statements as soon as practicable following each fiscal year.

Q.	How do I vote or revoke my proxy if I hold my shares in “street name?”

A.	Your bank, broker or other intermediary (“intermediary”) will receive a proxy card on your behalf and should contact you to solicit your vote. Your intermediary will only vote your shares on the reverse stock split proposal if you instruct him or her to do so. Your intermediary will mail information to you that will explain how to give those instructions and how to revoke a proxy.

Q.	How do I revoke or change my proxy if I am a stockholder of record?

A.	If you wish to revoke or change your proxy, you should send a request to do so: Unified Financial Services, Inc., 2353 Alexandria Drive, Lexington, Kentucky 40504, Attention: Angela Brown. Please see previous answer if you hold your shares in “street name.”

Q.	Are the Company’s executive officers and members of the board of directors that own shares being treated any differently than other stockholders in the reverse stock split?

A.	No. Fractional interests of our executive officers and directors resulting from the reverse stock split will be cashed out on the same basis as the fractional interests of all stockholders. The cashed-out portion will amount to less than 0.5% of the total number of common shares owned by the executive officers and directors.

Q.	When will the reverse stock split be effective?

A.	If approved at the annual meeting, the reverse stock split will be effective upon our filing of the amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware, which we plan to do as promptly as possible after the stockholders approve the reverse stock split.

Q.	When will we cease to be a reporting pubic company under the Exchange Act?

A.	The registration of our common stock under the Exchange Act will be terminated upon our filing of a Form 15 with the SEC, which we will do as promptly as possible after we file the amendment to our amended and restated certificate of incorporation with the Delaware Secretary of State.

PROPOSAL 1

PROPOSED REVERSE STOCK SPLIT

SPECIAL FACTORS

Background of the Transaction

In the spring of 2001, our board of directors adopted a revised long-term strategy for the Company. The board determined that the board and management should focus their efforts on the Company’s core business – the managing and servicing of assets. In furtherance of this strategy, in December 2001, we sold our insurance operations, which the board determined to be incompatible with our core business.

In February 2002, the board authorized the engagement of Duff & Phelps, LLC as our independent financial advisor. Duff & Phelps was directed to evaluate for us strategic alternatives to maximize stockholder value. Duff & Phelps presented a report to the board on August 1, 2002. In that report, which the Company does not consider materially related to the proposed reverse stock split, Duff & Phelps reviewed the competitive dynamics of the industries in which the Company operated as of that date, performed a cash flow analysis of the Company and each of its main business segments, analyzed liquidity alternatives for the Company’s stockholders and recommended, among other things, that the Company divest itself of its subsidiary, Unified Banking Company (“UBC”), in light of the capital constraints in the business and the highly competitive market condition for asset growth, both of which severely limited UBC’s profitability and expected returns. Following discussion, the board directed management to prepare a divestiture proposal with respect to UBC.

On June 6, 2003, the board of directors unanimously approved the sale of UBC to Blue River Bancshares, Inc., Shelbyville, Indiana.

On July 1, 2003, the board met with Duff & Phelps to receive another report on strategic alternatives. The report, which the Company does not consider materially related to the proposed reverse stock split, provided an independent review and assessment of multiple strategic alternatives to achieve the Company’s stated goal of maximizing stockholder value, including (a) a split-off of the Company into two main business lines, (b) an employee buyout of Fund Services, (c) whether a repurchase of shares of common stock is a reasonable use of the Company’s capital and (d) a fair price for the repurchase of such shares of common stock in a tender offer made to all stockholders of the Company. At a meeting held on August 20, 2003, the board continued its discussion with respect to various strategic alternatives available to the Company. During the meeting, the board discussed the potential benefits of the possible repurchase of its outstanding common stock and the various means that the repurchase could be effected.

On September 24, 2003, the stockholders approved the sale of UBC to Blue River Bancshares. The sale closed on November 19, 2003, which resulted in the receipt of approximately $7.9 million in net cash proceeds.

On January 19, 2004, the board of directors met to further discuss the Company’s various strategic alternatives. At this meeting, the board determined that it would be in the best interests of the Company and its stockholders to take steps to eliminate the expenses that the Company currently incurs as an SEC reporting company. The board discussed three possible means of repurchasing its common stock in order to eliminate its disclosure obligations: (i) an issuer tender offer; (ii) an open market purchasing program and (iii) a reverse stock split. The board discussed the benefits and detriments of each of these repurchase methods. At this meeting, the board received the advice from its outside legal counsel, Hogan & Hartson L.L.P., and management on the various matters discussed. After much discussion, the board (a) voted to seek stockholder approval of a 500 to 1 reverse stock split; (b) voted to engage Duff & Phelps to render to the board a fairness opinion with respect to the consideration to be paid to stockholders as a result of the reverse stock split and (c) instructed management to work with Hogan & Hartson L.L.P. to prepare the necessary filings and disclosure documents to effect the reverse stock split.

Purposes of and Reasons for the Reverse Stock Split

The primary purpose of the reverse stock split is to eliminate the expenses and management’s time and effort related to our disclosure and reporting requirements under the federal securities laws and related stockholder servicing expense associated with being an SEC reporting company. If approved, the reverse stock split will eliminate the expenses we incur as an SEC reporting company. The reverse stock split also will enable our management and employees to devote more time and effort to improving our operations by eliminating the time spent by them in preparing periodic reports and managing stockholder relations.

Because our common stock is registered under Section 12 of the Exchange Act, we are required to comply with the disclosure and reporting requirements under the Exchange Act, as well as new requirements of the Sarbanes-Oxley Act of 2002. The cost of complying with these requirements is expected to be substantial, representing an estimated annual cost to us in the future of approximately $145,000, including legal and accounting fees, printing, postage, data entry, stock transfer and other administrative expenses related to servicing stockholders. In going private, we will be able to save most of those costs. In addition to the direct costs we incur, our management and employees are required to devote substantial time and energy to completing the periodic reports required of publicly-traded companies under the Exchange Act. We believe these obligations have become more burdensome on small SEC reporting companies like ours as a result of the recent enactment of the Sarbanes-Oxley Act of 2002. In going private, we can eliminate many of those indirect costs. Thus, in addition to the approximately $145,000 in annual future direct savings we expect to realize following the reverse stock split, if approved, our officers and employees will be able to focus more of their time and effort on the operation of our business.

The cost savings figures set forth above are only estimates. The actual savings we realize from going private may be higher or lower than such estimates. Estimates of the annual savings to be realized if the reverse stock split is approved and consummated are based upon (i) the actual costs to us of the services and disbursements in each of the categories listed above that were reflected in our recent financial statements and (ii) the allocation to each category of management’s estimates of the portion of the expenses and disbursements in such category believed to be solely or primarily attributable to our publicly reporting company status.

It is important to note that in addition to the annual estimated cost savings referenced above, the consummation of the reverse stock split and subsequent deregistration of our common stock would result in a significant one-time cost savings due to our not being subject to the new internal control audit requirements imposed by Section 404 of the Sarbanes-Oxley Act of 2002. Preparing ourselves to be able to comply with Section 404 of the Sarbanes-Oxley Act of 2002 would require significant expenditures during the next fiscal year, including costs related to computer software and hardware and fees to third parties for compliance planning, assessment, documentation and testing. Such costs are expected to exceed $50,000.

We expect the actual cost savings of being a non-reporting private company to be much greater than simply eliminating the estimated historical out-of-pocket costs. As a result of recent corporate governance scandals, the legislative and litigation environment resulting from those scandals, the costs of being an SEC reporting company in general, and the costs of our remaining an SEC reporting in particular, are expected to continue to increase in the near future. Moreover, new legislation, such as the Sarbanes-Oxley Act of 2002, will likely continue to have the effect of increasing the compliance burdens and potential liabilities of being an SEC reporting company. Any new legislation will likely continue to increase audit fees and other costs of compliance, such as securities counsel fees, increase outside director fees, increase in our director and officer insurance premiums and increase potential liability faced by our officers and directors.

In some instances, management’s cost savings expectations were based on information provided or upon verifiable assumptions. For example, our auditors have informed us, informally, that there will be a reduction in auditing fees if we cease to be an SEC reporting company. In addition, the costs associated with retaining legal counsel to assist with complying with the Exchange Act reporting requirements will be eliminated if we no longer file reports with the SEC and are otherwise not required to comply with the disclosure requirements that apply to publicly reporting companies.

In addition to the expenses mentioned above, the board of directors believes the Company receives little, if any, relative benefit from having its common stock registered under the Exchange Act. Such benefits include:

•	The ability to use Company stock, as opposed to cash or other consideration, to effect acquisitions. We have not found the occasion to acquire other businesses using stock as consideration and do not presently intend to do so.

•	Public companies often endeavor to use Company stock to attract, retain and incentivize employees. Due to the limited liquidity of our common stock, we have found limited success in using common stock in such a manner.

•	An enhanced company image often accompanies publicly reporting company status. We have determined that due to our size and other factors, we have not enjoyed an appreciable enhancement in Company image as a result of our publicly reporting company status.

In addition, the disclosure contained in our Exchange Act filings, including information related to our business operations and financial condition, is available to the public and thus can be readily analyzed by various interested parties, such as our competitors and other interested parties. These parties can potentially use our publicly disclosed information to our detriment. Similarly, the current public disclosure of information puts the Company at a competitive disadvantage compared to our non-public competitors, in part because we do not have access to similar information concerning those companies. Upon the termination of the registration of our common stock under the Exchange Act and the termination of the duty to file periodic reports with the SEC, we will be better able to control the dissemination of certain business information.

We had 331 common stockholders of record as of the Record Date. Of the record holders, 41 owned less than 500 shares. In addition, there currently is no established public trading market for our common stock, and the board of directors believes there is little likelihood that a market will develop in the foreseeable future. The reverse stock split will allow the stockholders being cashed out to liquidate their shares, and for stockholders who remain the opportunity to participate in the future increase, if any, in the value of the Company.

In light of the foregoing, the board of directors and management believe the benefits associated with maintaining our status as an SEC reporting company are substantially outweighed by the costs, both financial and operational. The board of directors believes that it is in the best interests of the Company to eliminate the administrative burden and costs associated with maintaining our status as an SEC reporting company.

Failure to Effect Reverse Stock Split

If the proposed reverse stock split is not approved by stockholders and effected, we plan to continue to file annual and quarterly reports on Form 10-K and Form 10-Q, as well as all other filings required under the Exchange Act. However, in that event, we may consider other, as yet undetermined, steps to cease being an SEC reporting company. The board of directors considered the possibility that the reverse stock split may not be implemented.

Alternatives Considered

In making its determination to proceed with the reverse stock split, the board of directors considered two other going private alternatives as well as remaining an SEC reporting company. As discussed below, the board rejected both the tender offer and open market purchase alternatives to the reverse stock split as well as simply remaining an SEC reporting company. For the reasons discussed below, the board determined that providing liquidity to some unaffiliated stockholders was fair to all the stockholders considering the benefits to the Company of eliminating the expenses incurred through being an SEC reporting company and relieving management of the time necessary to meet regulatory responsibilities under federal securities laws. The alternatives the board considered were:

•	Issuer Tender Offer. The board considered an issuer tender offer to repurchase shares of our outstanding common stock. The results of an issuer tender offer would be unpredictable, however, due to its voluntary nature, thus the board was uncertain as to whether this alternative would result in a sufficient number of shares being tendered. Moreover, federal regulations impose rules regarding the treatment of stockholders in a tender offer, including pro-rata acceptance of offers from stockholders, which make it difficult to ensure that we would be able to significantly reduce the number of stockholders of record. As a result, the board rejected this alternative.

•	Open Market Purchase Program. The board considered going private by means of an open market purchasing program. The board rejected an open market purchasing program because it would be highly unlikely that shares of common stock could be acquired by the Company from a sufficient number of holders to accomplish the going private objective in light of the fact that there is no active trading market for our common stock.

•	Maintaining the Status Quo. The board considered maintaining the status quo. In that case, we would continue to incur the expenses of being an SEC reporting company without in the opinion of the board, the commensurate benefits. Thus, the board considered maintaining the status quo not to be in the best interests of the Company and its stockholders and rejected this alternative.

The board of directors did not consider a sale or a strategic acquisition to address some of the issues that resulted in its determination to implement the reverse stock split. The board did not consider that a strategic acquisition was a viable alternative because the board did not believe that the Company would be able to finance a strategic acquisition in light of its current cash position and the lack of a trading market for its securities. In addition, the board did not consider pursuing a sale of the entire company because it did not believe that such a sale would maximize stockholder value in light of its current financial performance. In this regard, the Company’s financial advisor, Duff & Phelps, previously recommended against pursuing an outright sale of the entire company and indicated that it would be extremely difficult to identify a buyer willing to pay an acceptable price for the entire company. Duff & Phelps also previously indicated that it did not consider a sale of either Unified Trust or Fund Services to a third party buyer and that both scenarios were determined not to be a good way to maximize stockholder value.

Effects of the Reverse Stock Split

The board considered the following effects that the reverse stock split will have on the Company:

•	Reduction in the Number of Stockholders of Record and the Number of Outstanding Shares. Based on information as of the Record Date, we believe that the reverse stock split will reduce our number of record stockholders from 331 to 290. The number of outstanding shares of common stock as of the Record Date, will decrease from 2,779,092 to approximately 2,695,500.

•	Change in Book Value. Because (1) the price to be paid in lieu of fractional shares to holders of fewer than 500 shares of common stock will be $11.00 per share, (2) the number of shares of common stock expected to be cashed out as a result of the reverse stock split and the anticipated repurchase of the shares in the Unified Plan is estimated to be approximately 83,592, (3) the total cost to us, including expenses, of effecting the reverse stock split and the anticipated repurchase of the shares in the Unified Plan is expected to be approximately $1,015,000, and (4) at December 31, 2003, aggregate stockholders’ equity in the Company was approximately $13,486,626, or $4.85 per share, we expect that, as a result of the reverse stock split, the book value per share of common stock will be reduced to approximately $4.65 per share (pre-split) on a pro forma basis. However, it is important to note that book value is an accounting methodology based on the historical cost of our assets, and therefore does not necessarily reflect the current value of the Company.

•	Available Cash. Our cash and cash equivalents will be reduced by approximately $1,015,000 at December 31, 2003 to approximately $4,522,000 after the effectiveness of the reverse stock split and the anticipated repurchase of all 46,997 shares in the Unified Plan.

•	Termination of Exchange Act Registration. Our common stock is currently registered under the Exchange Act. Following the reverse split, if approved, we intend to terminate the registration of our common stock under the Exchange Act as promptly as possible after the effectiveness of the reverse stock split.

•	Termination of Public Disclosure Filings. Termination of registration under the Exchange Act will substantially reduce the information required to be furnished by us to our stockholders. However, we plan to continue to release quarterly unaudited financial information to our stockholders as soon as practicable following each quarter and annual audited financial statements as soon as practicable following the end of each fiscal year. These financial reports will not include all of the information that we currently are required to provide to our stockholders under federal securities laws. We also plan to communicate quarterly in writing with our stockholders concerning the quarter’s events.

•	Elimination of Other Exchange Act Reporting Obligations. In addition, the termination of our Exchange Act registration will make many of the provisions of the Exchange Act, such as the short-swing profit recapture provisions of Section 16(b), the beneficial ownership reporting requirements of Section 13(d), the requirement of furnishing a proxy or information statement in connection with stockholder meetings under Section 14(a), the requirements relating to tender offers under Section 14(d) and Rule 13e-4, and the requirements of Rule 13e-3 regarding “going private” transactions, no longer applicable to the Company and its stockholders. Furthermore, our affiliates may no longer be able to utilize Rule 144 promulgated under the Securities Act of 1933 to sell their shares of Company common stock.

Description of the Reverse Stock Split

Conversion of Shares

If approved by stockholders, the reverse stock split will be effected upon our filing of an amendment to our amended and restated certificate of incorporation that will provide for the conversion and reclassification of each outstanding 500 shares of our common stock into one share of our common stock in a reverse stock split. In the reverse stock split, the common stockholders will receive one share of our common stock for each 500 shares they hold of record immediately prior to the effective date of the reverse stock split, and they will receive cash in lieu of any fractional shares to which they would otherwise be entitled. The cash payment for the fractional shares of common stock will be at the rate of $11.00 per pre-split share. The following examples illustrate the effect of the reverse stock split on stockholders in various circumstances.

Example 1: Stockholders Owning Fewer Than 500 Shares of Record

On the effective date of the reverse stock split, Stockholder A owns of record 400 shares of Company common stock. Using the ratio of one share of common stock for each 500 shares outstanding immediately prior to the reverse stock split, Stockholder A would be entitled to receive .8 shares of common stock. Because no fractional shares will be issued as a result of the reverse stock split, Stockholder A will not receive any common stock, but will instead receive a cash payment from us at the rate of $11.00 per pre-split share. In this example, Stockholder A will receive $4,400 in cash and will no longer be a stockholder of the Company.

Example 2: Stockholders Owning 500 or More Shares of Record

On the effective date of the reverse stock split, Stockholder B owns of record 600 shares of our common stock. Using the ratio of one share of common stock for each 500 shares outstanding immediately prior to the reverse stock split, Stockholder B will be entitled to receive 1.2 shares of common stock. Because fractional shares will not be issued as a result of the reverse stock split, Stockholder B also will receive one full share of stock and $1,100 in cash (at the rate of $11.00 per pre-split share) for the remaining .2 share of common stock.

Legal Effectiveness

The reverse stock split will be effected promptly after stockholder approval of the reverse stock split. Following stockholder approval, we will file an amendment to our amended and restated certificate of incorporation with the Secretary of State of the State of Delaware and thereby effect the reverse stock split. Promptly thereafter, we will file a Form 15 with the SEC certifying that it has fewer than 300 stockholders of record, thereby terminating the registration of our common stock under the Exchange Act. Furthermore, we will cause the exchange transfer agent to send a letter of transmittal to all record holders of Company common stock as of the effective date of the amendment. The amendment and the reverse stock split, if approved, will be effective upon filing with the Secretary of State.

On the effective date of the reverse stock split, each certificate representing a share of our common stock outstanding immediately prior to the reverse stock split will be deemed, for all corporate purposes and without any further action by any person, to evidence ownership of the reduced number of shares of common stock and/or the right to receive cash for fractional shares. Each stockholder who owns fewer than 500 shares of record immediately prior to the reverse stock split will not have any rights with respect to the common stock and will have only the right to receive cash in lieu of the fractional shares to which he or she would otherwise be entitled.

Vote Required

The approval of the reverse stock split requires the affirmative vote of at least a majority of all of the outstanding shares of common stock. Each share of common stock is entitled to one vote per share. There were 2,779,092 shares of common stock outstanding as of the Record Date. Therefore, at least 1,389,547 votes must be cast in favor of the amendment to our amended and restated certificate of incorporation necessary to effect the reverse stock split.

Exchange of Stock Certificates

A letter of transmittal will provide the means by which stockholders will surrender their stock certificates and obtain certificates evidencing the shares of our common stock and/or cash to which they are entitled after the reverse stock split. If certificates evidencing common stock have been lost or destroyed, we may, in our full discretion, accept a duly executed affidavit and indemnity agreement of loss or destruction in a form satisfactory to us in lieu of the lost or destroyed certificate. If a certificate is lost or destroyed, the stockholder must submit, in addition to other documents, a bond or other security satisfactory to the board indemnifying us and all other persons against any losses incurred as a consequence of the issuance of a new stock certificate. Stockholders whose certificates have been lost or destroyed should contact us. Additional instructions regarding lost or destroyed stock certificates will be included in the letter of transmittal that will be sent to stockholders after the reverse stock split becomes effective. Except as described above with respect to lost stock certificates, there will be no service charges or costs payable by stockholders in connection with the exchange of their certificates or in connection with the payment of cash in lieu of fractional shares. We will bear these costs. The letter of transmittal will be sent to stockholders promptly after the effective date of the reverse stock split. Do not send in your stock certificate(s) until you have received the letter of transmittal.

Regulatory Approvals

The reverse stock split is not subject to any regulatory approvals.

Market for Our Common Stock and Our Recent Common Stock Purchases

There currently is no established public trading market for our common stock. We have not had any stock splits or paid any stock dividends during the periods presented.

	Sales Price
	High		Low
2002
First Quarter	$—		—
Second Quarter	16.50	(1)	16.50	(1)
Third Quarter	—		—
Fourth Quarter	—	(2)	—	(2)

2003
First Quarter	$20.00	(3)	20.00	(3)
Second Quarter	8.40	(1)	5.00	(4)
Third Quarter	8.05	(4)	8.05	(4)
Fourth Quarter	20.00	(3)	20.00	(3)

(1)	During June 2002 and June 2003, we repurchased 240 and 129 shares, respectively, of our common stock from the Unified Financial Services Equity Participation Plan at a price of $16.50 and $8.40, respectively, per share. The prices paid for such repurchased shares were based upon the most recent independent valuation that we had for our common stock as of the respective date of purchase.
(2)	During the fourth quarter of 2002, we repurchased 14,700 shares of our common stock in connection with the extinguishment of an outstanding loan to Unified Banking Company. In connection with such repurchase, we (i) gave both a release of claims to the borrower and (ii) paid $73,630 to Unified Banking Company on behalf of the borrower. The fair market value of the release was not determined.
(3)	During March 2003 and December 2003, we repurchased 15,000 and 3,000 shares, respectively, of our common stock from former officers of Equity Underwriting Group pursuant to the terms of agreements that we entered into with such officers in December 2001 in connection with the sale of our insurance operations.
(4)	Private.

Because of our closely held nature, no representation is made that the foregoing prices are or are not reflective of a “market price.” As of the Record Date, we had approximately 331 stockholders of record holding our common stock. We sold no securities during 2003.

On February 3, 2004, the Company purchased 23,500 shares of common stock from Charles H. Binger and 12,000 shares of common stock from David F. Morris at $10.30 per share pursuant to the Company’s separation agreements with each of them. The Company has also agreed to purchase an additional 11,525 shares of common stock from Mr. Binger at $10.30 per share. For more information about the Company’s agreements with Messrs. Binger and Morris, please see “Compensation of Executive Officers—Employment Agreements and Other Compensatory Arrangements.”

In addition, on March 3, 2004, the board of directors authorized the repurchase of our common stock held by the Unified Plan, which was closed to new participants in December 2000. Such shares are currently held for the benefit of 25 employees. The Company anticipates repurchasing all 46,996 shares in the Unified Plan at a per share price of $11.00. Upon completion of the repurchase, the Unified Plan will be terminated. Under the terms of the Unified Plan, participants will be offered the opportunity to accept either cash or common stock in satisfaction of their interests in the Unified Plan.

Financial Effects of the Reverse Stock Split

We estimate that approximately $402,545 will be required to pay for the fractional shares of our common stock exchanged for cash in the reverse stock split. Additionally, we estimate that professional fees and other expenses related to this transaction, as opposed to the fees we have historically incurred as part of our annual meeting of stockholders, will total approximately $95,081 for the following:

SEC filing fees	$81
Legal fees	60,000
Opinion fees	25,000
Other	10,000

Total	$95,081

We do not expect that the payment to stockholders receiving cash in the reverse stock split or the payment of expenses will have a material adverse effect on our capital, liquidity, operations or cash flow. However, there will be less capital available to us. You should read the discussion under “Description of the Reverse Stock Split—Sources of Funds and Expenses” for a description of the sources of funds for the reverse stock split.

As discussed above in “Purposes of and Reasons for the Reverse Stock Split,” we anticipate saving approximately $145,000 in annual future direct costs and an indeterminable amount in indirect savings resulting from the reduction in the time that must be devoted to preparing SEC reports and filings and responding to stockholder inquiries.

Effects of the Reverse Stock Split on Our Stockholders

Stockholders holding less than 500 shares as of the Record Date will cease to be stockholders and instead will receive $11.00 per share for their common stock. All stockholders, both unaffiliated and affiliated, holding 500 or more shares of our common stock will remain stockholders and be paid at the rate of $11.00 per share, on a pre-split basis, in lieu of receiving any fractional shares. As a group, unaffiliated stockholders after the reverse split will own a smaller percentage of our common stock than previously. While we intend to communicate with our stockholders both quarterly and annually following the split, information presently publicly available to stockholders will not be as readily available and stockholders may not receive the same scope of disclosure concerning the Company as they have received as stockholders of an SEC reporting company.

Effects of the Reverse Stock Split on Directors and Officers

We expect that the percentage of beneficial ownership of our common stock held by our executive officers and directors as a group will increase from approximately 18.1% as of the Record Date to approximately 18.6% after the reverse stock split. Also, the exercise price of each outstanding employee and director stock option will automatically increase by a factor of 500, and the number of underlying shares will decrease by a factor of 500. When existing options are exercised, the exercise will cover underlying fractional shares of common stock resulting from the reverse stock split, but we will not issue fractional shares upon exercise of an option. Instead, we will pay the optionee cash for any fractional shares in an amount equal to the difference between the exercise price of the option and the fair market value per share of the common stock as of the date of exercise as determined by the board of directors, multiplied by the fraction of a share represented by the option. Because any whole shares issued upon the exercise of options will not be registered under the Securities Act, optionees will be required to acquire such shares for investment purposes.

After the reverse stock split, our common stock will not be registered under the Exchange Act. As a result, our executive officers, directors and other affiliates will no longer be subject to the Exchange Act’s requirements, including the beneficial ownership reporting and short-swing profit liability provisions of Section 16, nor will we be required to publicly disclose information relating to executive compensation and related party transactions. In addition, our affiliates may be deprived of the ability to publicly sell their shares of common stock under Rule 144 under the Securities Act. The directors and officers, however, will continue to be subject to the fiduciary and other obligations of Delaware law.

Fairness Determination of the Board of Directors

The board of directors has unanimously determined that the reverse stock split and the related transactions are fair to, and in the best interests of, the Company and our stockholders, including our unaffiliated stockholders, and unanimously recommends a vote “FOR” the proposal to approve the amendment to our amended and restated certificate of incorporation to effect the reverse stock split.

Fairness of the Reverse Stock Split

In reaching the recommendation described above, the board considered the following factors:

Factors Relating to Stockholders Being Cashed Out

•	the per share value being paid to the holders of less than 500 shares represents a small premium to the high point of the fair market value range of a share of our common stock by Duff & Phelps, our financial advisor;

•	the per share value to be paid to the holders of less than 500 shares is identical to the consideration offered by the Company for the repurchase of its common stock held in the Company’s Equity Participation Plan; and

•	the opinion of Duff & Phelps that the consideration to be received by the unaffiliated stockholders receiving cash for their fractional shares in the reverse stock split is fair to those stockholders from a financial point of view.

Factors Relating to Remaining Stockholders

•	the anticipated reductions in operating expenses of the Company associated with compliance with the reporting requirements of the federal securities laws;

•	with the exception of reduced availability of Company information, the rights of stockholders who hold more than 500 shares will remain essentially unchanged; and

•	the opinion of Duff & Phelps that the consideration to be received by the unaffiliated stockholders receiving cash for their fractional shares in the reverse stock split is fair to those stockholders from a financial point of view.

In addition, the board recognized that as a result of the reverse stock split, stockholders holding less than 500 shares will cease to be stockholders of the Company and thus cease to participate in the future growth of the Company, if any, or benefit from increases, if any, in the value of the Company. Nevertheless, the board concluded that maintaining the status quo as an SEC reporting company did not serve the best interests of all stockholders for the reasons discussed above in “Alternatives Considered—Maintaining the Status Quo.”

The Company believes that, in the vast majority of going private transactions, the consideration to be offered in the transaction is established by the party proposing the transaction. In such cases, the financial advisor retained to render a fairness opinion would simply pass upon the fairness, from a financial point of view, of the predetermined consideration. The fair market value of the Company’s common stock was determined, not by the Company, but by the Company’s independent financial advisor, Duff & Phelps. Once the fair market value price range was established by Duff & Phelps, the board determined to set the per share consideration in the reverse stock split at a price slightly higher than the high point of the per share value range by rounding the high point to the nearest dollar to help ensure that the Company’s stockholders, including unaffiliated stockholders, received full value for their shares of common stock.

The board of directors, based in part on the determination of Duff & Phelps that the fair market per share value range of our common stock is between $9.60 and $10.90 and the fairness opinion rendered by Duff & Phelps with respect to the $11.00 per share consideration, has determined that the consideration to be received in the reverse stock split of $11.00 per pre-split share, which represents a small premium to the high point of such per share value range, is fair both to the stockholders being cashed out and the remaining stockholders.

In view of the variety of factors considered in connection with their evaluation of the reverse stock split, the board did not quantify or otherwise attempt to assign relative weights to the specific factors they considered in reaching their determinations, but rather considered the results of their analysis as a whole. In view of the fact that there is no established public trading market for our common stock, the board did not consider the market prices of our common stock in its determination of the fairness of the price to be paid in the reverse stock split. Similarly, the board did not consider the liquidation value of the Company in evaluating the fairness of the consideration offered because the board had no intention of liquidating the assets of the Company. The Company also notes that the $11.00 per share value being paid pursuant to the reverse stock split is $6.15 per share more than the $4.85 book value per share of common stock as of December 31, 2003.

Finally, the board did not consider the prices paid by the Company for shares of common stock in prior transactions determinative for purposes of determining the fairness of the per share value to be paid in connection with the reverse stock split. The prices paid in prior transactions were either below the per share price being paid in connection with the reverse stock split or, as in the case of the $20.00 per share price paid to John R. Owens in December 2003, was negotiated in December 2001 (more than two years before the purchase of the shares by the Company) based on, among other factors, an estimate of the per share value at that time and factors relating to a business combination being effected simultaneously and in connection with the negotiation of the agreement to repurchase Mr. Owens’s shares. See “Certain Relationships and Related Transactions” for a more detailed discussion of the Company’s repurchase of shares of common stock from Mr. Owens.

No independent committee of the board of directors has reviewed or approved the fairness of the reverse stock split. In addition, no unaffiliated representatives acting solely on behalf of the stockholders being cashed out for the purpose of negotiating the terms of the reverse stock split or preparing a report concerning the fairness of the reverse stock split was retained by the Company or by a majority of the directors who are not employees of the Company. However, the Company did retain Duff & Phelps as an independent financial advisor to determine the fair market value of the common stock as of December 31, 2003. In spite of the absence of an independent committee or the engagement of a representative for the stockholders being cashed out, the board believes that the reverse stock split is fair to both all stockholders being cashed out and all remaining stockholders, including all unaffiliated stockholders.

The board of directors also believes that the reverse stock split is procedurally fair to the Company’s stockholders because it is being effected in accordance with all the requirements of Delaware law which requires, among other things, that the amendment to the Company’s amended and restated certificate of incorporation to effect the reverse stock split be approved by at least a majority of all of the outstanding shares of common stock.

Opinion of Financial Advisor

Duff & Phelps LLC, a Chicago based investment banking and financial advisory firm, served as financial advisor to the board of directors. Founded in 1932, Duff & Phelps is one of the leading middle market investment banking and independent financial advisory firms in the United States. Duff & Phelps has significant expertise and experience in fairness opinions, business valuations, solvency opinions, structuring ESOP/ERISA transactions, buy-side and sell-side merger and acquisition advisory services, and intangible asset and intellectual property valuations. Headquartered in Chicago, Duff & Phelps has offices in New York, Los Angeles, San Francisco, and Seattle. Each year, Duff & Phelps renders approximately 400 opinions, including fairness opinions, business valuation opinions, solvency opinions, tax-related financial opinions, and other financial opinions.

As part of its engagement as financial advisor to the board of directors, Duff & Phelps was asked to render an opinion to the board of directors with respect to the fairness, from a financial point of view, to the stockholders of the Company receiving cash consideration for their fractional shares in the reverse stock split. On March 5, 2004, Duff & Phelps rendered an oral opinion to the board of directors of the Company that the reverse stock split is fair to the stockholders of the Company receiving cash consideration for their fractional shares from a financial point of view (without giving effect to any impacts of the reverse stock split on any particular stockholder other than in its capacity as a stockholder). On March 18, 2004, Duff & Phelps rendered a written opinion that confirmed its oral opinion rendered to the board of directors of the Company on March 5, 2004. Duff & Phelps’ opinion is attached as Annex B and is incorporated herein by reference. STOCKHOLDERS OF THE COMPANY ARE ENCOURAGED TO READ THIS OPINION IN ITS ENTIRETY.

The full text of the written opinion of Duff & Phelps is attached to the back of this document as Annex B, and should be read carefully in its entirety for a description of the assumptions made, matters considered and limitations on the review undertaken. The opinion of Duff & Phelps is directed to the Company’s board of directors, and does not constitute a recommendation as to how to vote with respect to any matter relating to the proposed transaction. Furthermore, Duff & Phelps does not address the relative merits of the proposed transaction and any other transactions or business strategies discussed by the Company’s board of directors as alternatives to the transaction or the underlying business decision of the Company’s board of directors to proceed with or effect the transaction.

The following is a summary of the material financial analyses performed by Duff & Phelps in connection with rendering its opinion. The summary of the financial analyses is not a complete description of all of the analyses performed by Duff & Phelps. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY DUFF & PHELPS, THE TEXT BELOW SHOULD BE READ TOGETHER WITH THE PRESENTATION BY DUFF & PHELPS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ON MARCH 5, 2004, WHICH IS FILED AS AN EXHIBIT TO THE COMPANY’S SCHEDULE 13E-3 FILED WITH THE SEC. THE DUFF & PHELPS OPINION IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES THAT IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSIS HAS ANY MERIT STANDING ALONE.

While this summary describes the analysis and factors that Duff & Phelps deemed material in its presentation to the Company’s board of directors, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of a fairness opinion is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or a summary description. In arriving at its opinion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its opinion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Duff & Phelps is based on all analyses and factors taken, as a whole, and also on application of Duff & Phelps’ own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Duff & Phelps gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Duff & Phelps made numerous assumptions with respect to the industry outlook, general business and other conditions and matters many of which are beyond the control of Unified Financial or Duff & Phelps. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

In connection with this opinion, Duff & Phelps made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. No limits were placed on Duff & Phelps by the Company or its board of directors in terms of the information to which they had access or the matters they could consider. Duff & Phelps’ due diligence with regards to the proposed transaction included, but was not limited to, the items summarized below.

•	Conducted meetings with members of the senior management team of Unified Financial during December 2003 regarding the history, current operations and future outlook of the Company and its business units.

•	Reviewed Unified Financial’s financial statements and SEC filings, including the annual report on Form 10-K for the years ended December 31, 2001 to 2003.

•	Reviewed internal financial and business Company documents including management budget for 2004.

•	Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

•	Analyzed publicly available information on comparable publicly traded companies for each of the industries in which the three strategic business units of Unified Financial compete.

In connection with its fairness opinion, with the Company’s permission and without any independent verification, Duff & Phelps assumed that all information reviewed by it with respect to the Company, and the proposed transaction, whether supplied by the Company, or its advisors, or obtained by Duff & Phelps from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to Duff & Phelps not misleading. Duff & Phelps did not make an independent valuation or appraisal of the assets or liabilities of the Company and was not furnished with such valuation or appraisal. Any inaccuracies in or omissions from the information on which Duff & Phelps relied could materially affect its fairness opinion.

Set forth below is a summary of the analyses performed by Duff & Phelps in reaching its fairness conclusions as of March 18, 2004. Although developments following the date of the Duff & Phelps opinion may affect the opinion, Duff & Phelps assumes no obligation to update, revise, or reaffirm its opinion. The Duff & Phelps opinion is necessarily based upon market, economic and other conditions that were in effect on, and information made available to Duff & Phelps as of, the date of the opinion. You should understand that subsequent developments may affect the conclusion expressed in the Duff & Phelps opinion, and that Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion. The Duff & Phelps opinion is limited to the fairness of the terms of the proposed transaction to the stockholders of the Company, from a financial point of view, as of March 18, 2004.

Opinion and Analysis of Duff & Phelps

As part of its analysis to determine whether the $11.00 per pre-split share cash consideration to be received by the stockholders for their fractional shares in the proposed transaction is fair, from a financial point of view, Duff & Phelps took into consideration an analysis of the $11.00 per pre-split share consideration to be received by the stockholders relative to the fair market value of the Company.

Duff & Phelps performed a variety of financial and comparative analyses regarding the valuation of the Company, including a discounted cash flow analysis of the projected free cash flow of Unified Financial, a comparison of financial performance and market valuation ratios of the Company with those of publicly traded companies Duff & Phelps deemed relevant for purposes of its opinion, and a “sum of the parts” analysis.

The Company is a diversified company with three separate and distinct business operations: (1) Unified Fund Services Inc. (“Fund Services”), (2) Unified Trust Company (“Unified Trust”), and (3) Fiduciary Counsel Inc. (“Fiduciary Counsel”). As such, Duff & Phelps performed both a discounted cash flow analysis and comparable public company analysis for each business in the valuation of the Company.

Comparable Public Company Analysis – Fund Services

Duff & Phelps selected a set of publicly traded companies based on comparability to Fund Services. Although no single company chosen is identical to Fund Services, these companies share many of the same operating characteristics and are affected by many of the same economic forces. In this analysis, Duff & Phelps reviewed valuation multiples and financial performance ratios for Fund Services and the comparable public companies.

In the selection of the comparable companies, Duff & Phelps used multiple databases to identify domestic publicly traded companies. Duff & Phelps ultimately identified six companies that are considered to be reasonably comparable to Fund Services in terms of investment risks and attributes as well as services provided and markets served. The size differential between the comparable companies and Fund Services is substantial and would generally result in higher valuation multiples for the comparable companies (median latest twelve months (“LTM”) revenue for the comparable group of $1.7 billion versus approximately $6.4 million for Fund Services).

Using publicly available information, Duff & Phelps analyzed the historical financial performance of the comparable companies for LTM, as well as projected financial performance for 2004 using regularly published earnings estimates from securities analysts. The table below shows the comparable companies along with their respective LTM revenues and valuation multiples as of December 31, 2003. For the calculation of valuation multiples, enterprise value is defined as market value of common equity plus debt, minority interest and preferred stock less cash and equivalents, and EBITDA is defined as earnings before interest, taxes, depreciation and amortization.

Fund Services Comparable Public Companies

Company (Ticker)	LTM Revenues (in millions)	Enterprise Value as a Multiple of LTM EBITDA	Enterprise Value as a Multiple of Projected EBITDA	Enterprise Value as a Multiple of LTM Revenue
BISYS Group, Inc. (BSG)	$998.7	9.3x	9.0x	2.21x
DST Systems, Inc. (DST)	$2,416.3	8.4x	8.2x	1.65x
Federated Investors (FII)	$825.3	9.0x	7.9x	3.66x
Fiserv, Inc. (FISV)	$3,017.9	11.8x	10.4x	2.75x
SEI Investments (SEIC)	$636.2	13.6x	12.7x	4.76x
Sungard Data Systems, Inc. (SDS)	$2,955.3	9.1x	7.6x	2.60x

Mean	$1,808.3	10.2x	9.3x	2.94x
Median	$1,707.5	9.2x	8.6x	2.67x

Duff & Phelps selected a range of multiples to apply to the performance of Fund Services. Duff & Phelps selected: (1) LTM EBITDA multiples between 11.0x and 12.0x, (2) Projected

EBITDA multiples between 8.0x and 9.0x, (3) LTM Revenue multiples between 1.5x and 2.0x. This results in a value indication for Fund Services between $10.0 million and $11.5 million, or $3.60 to $4.14 per share based on 2,779,092 shares outstanding as of December 31, 2003.

Discounted Cash Flow Analysis – Fund Services

The discounted cash flow analysis determines the net present value of future free cash flows assuming a weighted average cost of capital for the discount rate. This approach results in value indications on a minority interest basis.

Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows to equity (due to the absence of debt in the capital structure of Fund Services) of Fund Services. Free cash flow is defined as cash that is available to either reinvest or to distribute to security holders. The projected free cash flows were discounted to the present at a rate that reflects the relative risk associated with these cash flows, as well as the rates of return which security holders could expect to realize on alternative investment opportunities.

The Company’s management provided Duff & Phelps with a budget for Fund Services for the fiscal year ending December 31, 2004. The 2004 budget for Fund Services reflects revenue growth of 17.3% to $7.5 million and EBITDA of $1.3 million. Duff & Phelps estimated Fund Services’ future free cash flows based on projected earnings, working capital, and capital expenditure requirements for the fiscal years ending December 31, 2004 to 2013. Duff & Phelps projected revenue growth from 2005 to 2013 to decrease gradually from 15.0% in 2005 to 10% in 2008 before reaching a steady growth rate of 5% in 2010. Duff & Phelps projected EBITDA margins of 20.5% throughout the projection period. Beyond the projection period, Duff & Phelps estimated the “continuing value” of the company by utilizing a commonly accepted perpetuity formula. This continuing value is equivalent to the present value of all cash flows after the projection period. Duff & Phelps discounted the resulting free cash flows and terminal value using a discount rate that approximates Fund Services’ cost of equity of 15.0% to 17.0%.

Duff & Phelps’ discounted cash flow analysis for Fund Services resulted in an equity value of $10.1 million to $12.2 million, or $3.63 to $4.39 per share based on 2,779,092 shares outstanding as of December 31, 2003.

To test the reasonableness of the conclusions arrived at in the discounted cash flow analysis, Duff & Phelps examined implied multiples using the concluded discounted cash flow value in the numerator and Fund Services’ LTM EBITDA, or Fund Services’ projected EBITDA, or Fund Services’ LTM revenue in the denominator. The implied valuation multiples associated with Duff & Phelps’ discounted cash flow analysis are within the range relative to the valuation multiples observed in the Comparable Public Company Analysis, as summarized below:

Valuation Multiples

	DCF Analysis	Comparable Public Company Analysis
Enterprise Value / LTM EBITDA	12.6x to 15.2x	8.4x to 13.6x
Enterprise Value / Projected EBITDA	7.5x to 9.1x	7.6x to 12.7x
Enterprise Value / LTM Revenue	1.58x to 1.90x	1.65x to 4.76x

Comparable Public Company Analysis – Unified Trust

Duff & Phelps selected a set of publicly traded companies based on comparability to Unified Trust. Although no single company chosen is identical to Unified Trust, these companies share many of the same operating characteristics and are affected by many of the same economic forces. In this analysis, Duff & Phelps reviewed valuation multiples and financial performance ratios for Unified Trust and the comparable public companies.

In the selection of the comparable companies, Duff & Phelps used multiple databases to identify domestic publicly traded companies. Duff & Phelps ultimately identified eight companies that are considered to be reasonably comparable to Unified Trust in terms of investment risks and attributes as well as services provided and markets served. The size differential between the comparable companies and Unified Trust is substantial and would generally result in higher valuation multiples for the comparable companies (median LTM revenue for the comparable group of $509.1 million versus approximately $5.4 million for Unified Trust).

Using publicly available information, Duff & Phelps analyzed the historical financial performance of the comparable companies for LTM, as well as projected financial performance for 2004 using regularly published earnings estimates from securities analysts. The table below shows the comparable companies along with their respective LTM revenues and valuation multiples as of December 31, 2003.

Unified Trust Comparable Public Companies

Company (Ticker)	LTM Revenues (in millions)	Enterprise Value as a Multiple of LTM EBITDA	Enterprise Value as a Multiple of Projected EBITDA	Enterprise Value as a Multiple of LTM Revenue
Affiliated Managers Grp., Inc. (AMG)	$495.0	8.8x	8.5x	3.91x
Blackrock, Inc. (BLK)	$598.2	10.6x	7.2x	4.40x
Eaton Vance Corp. (EV)	$523.1	9.9x	7.9x	4.78x
Franklin Resources, Inc. (BEN)	$2,825.2	12.7x	9.6x	4.04x
Gabelli Asset Mgmt., Inc. (GBL)	$207.4	14.6x	12.5x	5.32x
T. Rowe Price Group, Inc. (TROW)	$995.6	13.8x	11.4x	5.70x
Waddell & Reed Finl., Inc. (WDR)	$439.6	22.5x	15.8x	4.75x
W.P. Stewart (WPL)	$116.5	16.4x	NA	8.35x

Mean	$775.1	13.6x	10.4x	5.16x
Median	$509.1	13.3x	9.6x	4.76x

Duff & Phelps selected a range of multiples to apply to the performance of Unified Trust. Duff & Phelps selected: (1) LTM EBITDA multiples between 11.5x and 12.5x, (2) Projected EBITDA multiples between 9.5x and 10.5x, and (3) LTM Revenue multiples between 1.75x and 2.25x. This results in a value indication for Unified Trust between $8.4 million and $9.6 million, or $3.02 to $3.45 per share based on 2,779,092 shares outstanding as of December 31, 2003.

Discounted Cash Flow Analysis – Unified Trust

The discounted cash flow analysis determines the net present value of future free cash flows assuming a weighted average cost of capital for the discount rate. This approach results in value indications on a minority interest basis.

Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows to equity (due to the absence of debt in the capital structure of Unified Trust) of Unified Trust. Free cash flow is defined as cash that is available to either reinvest or to distribute to security holders. The projected free cash flows were discounted to the present at a rate that reflects the relative risk associated with these cash flows, as well as the rates of return which security holders could expect to realize on alternative investment opportunities.

The Company’s management provided Duff & Phelps with a budget for Unified Trust for the fiscal year ending December 31, 2004. The 2004 budget for Unified Trust reflects revenue growth of 15.8% to $6.2 million and EBITDA of $1.0 million. Duff & Phelps estimated Unified Trust’s future free cash flows based on projected earnings, working capital, and capital expenditure requirements for the fiscal years ending December 31, 2004 to 2013. Duff & Phelps projected revenues at 80 basis points of assets under management (“AUM”). Duff & Phelps projected EBITDA margins to improve from 16.5% in 2005 to 21.5% in 2007 and thereafter. Beyond the projection period, Duff & Phelps estimated the “continuing value” of the company by utilizing a commonly accepted perpetuity formula. This continuing value is equivalent to the present value of all cash flows after the projection period. Duff & Phelps discounted the resulting free cash flows and terminal value using a discount rate that approximates Unified Trust’s cost of equity of 17.0% to 19.0%.

Duff & Phelps’ discounted cash flow analysis for Unified Trust resulted in an equity value of $9.5 million to $11.8 million, or $3.42 to $4.25 per share based on 2,779,092 shares outstanding as of December 31, 2003.

To test the reasonableness of the conclusions arrived at in the discounted cash flow analysis, Duff & Phelps examined implied multiples using the concluded discounted cash flow value in the numerator and Unified Trust’s LTM EBITDA, or Unified Trust’s Projected EBITDA, or Unified Trust’s LTM revenue in the denominator. The implied valuation multiples associated with Duff & Phelps’ discounted cash flow analysis are within the range relative to the valuation multiples observed in the Comparable Public Company Analysis, as summarized below:

Valuation Multiples

	DCF Analysis	Comparable Public Company Analysis
Enterprise Value / LTM EBITDA	17.4x to 21.8x	8.8x to 22.5x
Enterprise Value / Projected EBITDA	9.8x to 12.2x	7.2x to 15.8x
Enterprise Value / LTM Revenue	1.76x to 2.20x	3.91x to 8.35x

Comparable Public Company Analysis – Fiduciary Counsel

Duff & Phelps selected a set of publicly traded companies based on comparability to Fiduciary Counsel. Although no single company chosen is identical to Fiduciary Counsel, these companies share many of the same operating characteristics and are affected by many of the same economic forces. In this analysis, Duff & Phelps reviewed valuation multiples and financial performance ratios for Fiduciary Counsel and the comparable public companies.

In the selection of the comparable companies, Duff & Phelps used multiple databases to identify domestic publicly traded companies. Duff & Phelps ultimately identified eight companies that are considered to be reasonably comparable to Fiduciary Counsel in terms of investment risks and attributes as well as services provided and markets served. The size differential between the comparable companies and Fiduciary Counsel is substantial and would generally result in higher valuation multiples for the comparable companies (median LTM revenue for the comparable group of $509.1 million versus approximately $1.4 million for Fiduciary Counsel).

Using publicly available information, Duff & Phelps analyzed the historical financial performance of the comparable companies for the LTM, as well as projected financial performance for 2004 using regularly published earnings estimates from securities analysts. The table below shows the comparable companies along with their respective LTM revenues and valuation multiples as of December 31, 2003.

Fiduciary Counsel Comparable Public Companies

Company (Ticker)	LTM Revenues (in millions)	Enterprise Value as a Multiple of LTM EBITDA	Enterprise Value as a Multiple of Projected EBITDA	Enterprise Value as a Multiple of LTM Revenue
Affiliated Managers Grp., Inc. (AMG)	$495.0	8.8x	8.5x	3.91x
Blackrock, Inc. (BLK)	$598.2	10.6x	7.2x	4.40x
Eaton Vance Corp. (EV)	$523.1	9.9x	7.9x	4.78x
Franklin Resources, Inc. (BEN)	$2,825.2	12.7x	9.6x	4.04x
Gabelli Asset Mgmt., Inc. (GBL)	$207.4	14.6x	12.5x	5.32x
T. Rowe Price Group, Inc. (TROW)	$995.6	13.8x	11.4x	5.70x
Waddell & Reed Finl., Inc. (WDR)	$439.6	22.5x	15.8x	4.75x
W.P. Stewart (WPL)	$116.5	16.4x	NA	8.35x

Mean	$775.1	13.6x	10.4x	5.16x
Median	$509.1	13.3x	9.6x	4.76x

Duff & Phelps selected a range of multiples to apply to the projected performance of Fiduciary Counsel below the range shown by the comparable public companies. Duff & Phelps focused on projected financial performance of Fiduciary Counsel due to its poor recent financial performance in 2003. Duff & Phelps selected: (1) 2005 Projected EBITDA multiples between 5.0x and 6.0x and (2) Projected 2004 Revenue multiples between 1.0x and 1.5x. This results in a value indication for Fiduciary Counsel between $1.3 million and $1.8 million, or $0.47 to $0.65 per share based on 2,779,092 shares outstanding as of December 31, 2003.

Discounted Cash Flow Analysis – Fiduciary Counsel

The discounted cash flow analysis determines the net present value of future free cash flows assuming a weighted average cost of capital for the discount rate. This approach results in value indications on a minority interest basis.

Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows to equity (due to the absence of debt in the capital structure of Fiduciary Counsel) of Fiduciary Counsel. Free cash flow is defined as cash that is available to either reinvest or to distribute to security holders. The projected free cash flows were discounted to the present at a rate that reflects the relative risk associated with these cash flows, as well as the rates of return which security holders could expect to realize on alternative investment opportunities.

The Company’s management provided Duff & Phelps with a budget for Fiduciary Counsel for the fiscal year ending December 31, 2004. The budget for Fiduciary Counsel reflects revenue decline of 13.6% to $1.2 million and EBITDA of negative $12,000. Duff & Phelps estimated Fiduciary Counsel’s future free cash flows based on projected earnings, working capital, and capital expenditure requirements for the fiscal years ending December 31, 2004 to 2013. Duff & Phelps projected revenues at 60 basis points of AUM. Duff & Phelps projected AUM growth of 7.4% for each year of the projection period. Duff & Phelps projected EBITDA margins to improve from 20.0% in 2005 to 22.0% in 2006 and thereafter. Beyond the projection period, Duff & Phelps estimated the “continuing value” of the company by utilizing a commonly accepted perpetuity formula. This continuing value is equivalent to the present value of all cash flows after the projection period. Duff & Phelps discounted the resulting free cash flows and terminal value using a discount rate that approximates Fiduciary Counsel’s cost of equity of 17.0% to 19.0%.

Duff & Phelps’ discounted cash flow analysis for Fiduciary Counsel resulted in an equity value of $1.5 million to $1.7 million, or $0.54 to $0.61 per share based on 2,779,092 shares outstanding as of December 31, 2003.

To test the reasonableness of the conclusions arrived at in the discounted cash flow analysis, Duff & Phelps examined implied multiples using the concluded discounted cash flow value in the numerator and Fiduciary Counsel’s 2005 projected EBITDA, or Fiduciary Counsel’s projected 2004 revenue in the denominator. Fiduciary Counsel is expected to generate negative EBITDA in 2004 and declining revenues from 2003 to 2004. It is not meaningful to compare the implied multiples to the valuation multiples observed in the Comparable Public Company Analysis, which are based on more current financial results.

Valuation Multiples

	DCF Analysis	Comparable Public Company Analysis
Enterprise Value / 2005 Projected EBITDA	5.0x to 6.0x	Not Meaningful
Enterprise Value / 2004 Projected Revenue	1.21x to 1.45x	Not Meaningful

Discounted Cash Flow Analysis – Unified Financial

Duff & Phelps performed a discounted cash flow analysis of the projected free cash flows of consolidated Unified Financial to determine the overall value of Unified Financial. The consolidated free cash flows reflected the projected free cash flows of each business unit previously discussed less expenses at the corporate level not already reflected in the expense structure of Fund Services, Unified Trust, and Fiduciary Counsel. The projected free cash flows were discounted to the present at the weighted average rate of the discounts rates used in the discounted cash flow analysis for Fund Services, Unified Trust, and Fiduciary Counsel.

Duff & Phelps’ discounted cash flow analysis for Unified Financial resulted in an equity value of $16.2 million to $20.1 million, or $5.83 to $7.24 per share based on 2,779,092 shares outstanding as of December 31, 2003. The value range resulting from the discounted cash flow analysis of Unified Financial as a consolidated entity is less than the aggregate of the value ranges of Fund Services, Unified Trust and Fiduciary Counsel that were derived from the aforementioned discounted cash flow analyses for each business. This lower value is a result of the corporate expenses that are not allocated to the three businesses. The impact to value of the corporate expenses is between negative $4.8 million and negative $5.6 million, or ($1.73) to ($2.02) per share based on 2,779,092 shares outstanding as of December 31, 2003.

Sum of the Parts Analysis

A “sum of the parts” analysis is a useful valuation methodology for diversified companies. This approach values the significant pieces of a diversified company separately, adds them together, and computes a total value. For the purposes of this analysis, Duff & Phelps estimated the equity values of the Fund Services, Unified Trust, and Fiduciary Counsel, based on valuation multiples from the comparable public company analysis discussed in the section entitled “Comparable Company Analysis” and the net present value of future free cash flows from the discounted cash flow analysis discussed in the section entitled “Discounted Cash Flow Analysis.” The table that follows summarizes Duff & Phelps’s “sum of the parts” analysis.

			Concluded Value Range
	Low	High	Low	Mid	High
Fund Services
Comparable Public Company Analysis	$10,000.0	$11,500.0
Discounted Cash Flow Analysis	$10,100.0	$12,200.0	$10,000.0	$11,000.0	$12,000.0

Unified Trust
Comparable Public Company Analysis	$8,400.0	$9,600.0
Discounted Cash Flow Analysis	$9,500.0	$11,800.0	$9,000.0	$10,000.0	$11,000.0

Fiduciary Counsel
Comparable Public Company Analysis	$1,300.0	$1,800.0
Discounted Cash Flow Analysis	$1,500.0	$1,700.0	$1,300.0	$1,500.0	$1,700.0

Value Impact of Corporate Expenses			$(4,810.0)	$(5,170.0)	$(5,610.0)

Sum of the Parts Value Conclusion			$15,490.0	$17,330.0	$19,090.0

Duff & Phelps’ “sum of the parts” analysis for Unified Financial resulted in an a equity value of $15.5 million to $19.1 million, or $5.57 to $6.87 per share based on 2,779,092 shares outstanding at December 31, 2003.

Valuation of Other Assets

Certain non-operating assets were valued using valuation methodologies other than the Comparable Public Company Analysis or Discounted Cash Flow Analysis. The methodologies and corresponding values were as follows:

•	The value of Commonwealth Premium Finance reflects the book value of the business plus 2 years of expected earnings. This resulted in a value of $2.0 million, or $0.72 per share based on 2,779,092 shares outstanding at December 31, 2003.

•	The Company currently has $15.4 million of net operating loss carry-forwards (NOL’s) available to apply to future income taxes. For each year of the projection period with a positive net income forecast, the NOL’s were utilized as a tax benefit until the balance of NOL’s was depleted. The tax benefit for each year was discounted to the present at the equity cost of capital. This resulted in a present value of $3.2 million, or $1.15 per share based on 2,779,092 shares outstanding at December 31, 2003.

•	The Company estimates it has excess cash and investments available of $6.0 million, or $2.15 per share based on 2,779,092 shares outstanding at December 31, 2003.

Value Summary

The Company is a diversified organization that operates three separate and distinct businesses. Because of the nature of the Company’s operations, it is appropriate to value each business as a separate entity through the use of both the discounted cash flow analysis and comparable company analyses discussed above. These business valuations are then aggregated and the value of any non-operating assets is added to determine a value for the entire Company. Adding the value of the non-operating assets to the value in the “sum of the parts” analysis results in a total value for the Company between $26.7 million and $30.3 million, or $9.60 to $10.90 per share based on 2,779,092 shares outstanding as of December 31, 2003. The midpoint of the corresponding per share value range is $10.30 based on 2,779,092 shares outstanding as of December 31, 2003. The $11.00 per pre-split share consideration to be received by the stockholders represents a $.10 premium to the high point of the per share value range.

Summary Analysis

Based on the foregoing analysis, Duff & Phelps concluded that the reverse stock split is fair to the stockholders of the Company receiving cash consideration for their fractional shares from a financial point of view (without giving effect to any impacts of the reverse stock split on any particular stockholder other than in its capacity as a stockholder) as of the date of its fairness opinion.

In its review and analysis, and in arriving at its opinion, Duff & Phelps assumed and relied upon the accuracy and completeness of all the financial and other information provided to it (including information furnished to it orally by the management of the Company) or publicly available and neither attempted independently to verify, nor assumed responsibility for verifying, any of such information. Duff & Phelps relied upon the assurances of the management of the Company that they were not aware of any facts that would make the information inaccurate or misleading. Furthermore, Duff & Phelps did not make or obtain, or assume responsibility for making or obtaining, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor was it furnished with any such evaluations or appraisals.

No company used in the above analyses is identical to the Company. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other facts that could affect the public trading value of the companies to which they are being compared.

The material analyses performed by Duff & Phelps have been summarized above. Nonetheless, the summary set forth above does not purport to be a complete description of the analyses performed by Duff & Phelps. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such an opinion is not readily susceptible to a summary description. Duff & Phelps did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support an opinion as to fairness. Rather, in reaching its conclusion, Duff & Phelps considered the results of the analyses in light of each other and ultimately reached its opinion based on the results of all analyses taken as a whole. Duff & Phelps did not place a particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as whole, supported its determination.

In performing its analyses, Duff & Phelps made numerous assumptions with respect to the Company’s performance, general business and economic conditions and other matters. The analyses performed by Duff & Phelps are not necessarily indicative of future actual values or future results, which may be significantly more or less favorable than suggested by such analyses. The analyses do not purport to be appraisals or to reflect prices at which a company might actually be sold or the prices at which any securities may trade at the present time or at any time in the future. Duff & Phelps relied on management-prepared projections of future performance for the Company and on discussions with management of the Company. The projections were based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses. Duff & Phelps’ opinion does not address the relative merits of the reverse stock split transaction as compared to any alternative business strategies that might exist for the Company.

Duff & Phelps’ opinion to the board of directors of the Company was one of many factors taken into consideration by the board of directors of the Company in making its determination to approve the reverse stock split. See “Fairness of the Reverse Stock Split” for a more detailed discussion of the factors considered by the board in reaching its recommendation that stockholders vote for the proposal to approve the amendment to the Company’s amended and restated certificate of incorporation to effect the reverse stock split.

Duff & Phelps’ Report dated July 1, 2003

On May 28, 2003 Duff & Phelps was engaged by the board of directors to provide an analysis regarding particular alternatives to maximize shareholder value. Specifically, Duff & Phelps was retained to provide an analysis of: (i) a split-off of the Company into two main business lines, including trust/wealth management (“Trust”) and mutual fund services (including Broker/Dealer) (“Fund Services/Brokerage”), (ii) an employee buyout of Fund Services/Brokerage, (iii) whether a repurchase of shares of common stock is a reasonable use of the Company’s capital, and (iv) a fair price for the repurchase of such shares of common stock in a tender offer made to all stockholders of the Company. On July 1, 2003, Duff & Phelps rendered an oral report to the board of directors of the Company recommending that the Company pursue the following strategic initiatives: (i) complete a share buyback, (ii) allocate all corporate expenses, and (iii) split up the Company into Trust and Fund Services/Brokerage.

The following is a summary of the material financial analyses performed by Duff & Phelps in connection with providing its report. The summary of the financial analyses is not a complete description of all of the analyses performed by Duff & Phelps. IN ORDER TO BETTER UNDERSTAND THE FINANCIAL ANALYSES PERFORMED BY DUFF & PHELPS, THE TEXT BELOW SHOULD BE READ TOGETHER WITH THE PRESENTATION BY DUFF & PHELPS DELIVERED TO THE BOARD OF DIRECTORS OF THE COMPANY ON JULY 1, 2003, WHICH IS FILED AS AN EXHIBIT TO THE COMPANY’S SCHEDULE 13E-3 FILED WITH THE SEC. THE DUFF & PHELPS REPORT IS BASED ON THE TOTALITY OF THE VARIOUS ANALYSES THAT IT PERFORMED, AND NO PARTICULAR PORTION OF THE ANALYSIS HAS ANY MERIT STANDING ALONE.

While this summary describes the analysis and factors that Duff & Phelps deemed material in its presentation to the Company’s board of directors, it is not a comprehensive description of all analyses and factors considered by Duff & Phelps. The preparation of the recommendation is a complex process that involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, the recommendation is not readily susceptible to partial analysis or a summary description. In arriving at its conclusion, Duff & Phelps did not attribute any particular weight to any analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Duff & Phelps believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors, could create a misleading or incomplete view of the evaluation process underlying its conclusion. Several analytical methodologies were employed and no one method of analysis should be regarded as critical to the overall conclusion reached by Duff & Phelps. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the value of particular techniques. The conclusion reached by Duff & Phelps is based on all analyses and factors taken, as a whole, and also on application of Duff & Phelps’ own experience and judgment. This conclusion may involve significant elements of subjective judgment and qualitative analysis. Duff & Phelps gives no opinion as to the value or merit standing alone of any one or more parts of the analysis it performed. In performing its analyses, Duff & Phelps made numerous assumptions with respect to the industry outlook, general business and other conditions and matters many of which are beyond the control of Unified Financial or Duff & Phelps. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by these analyses. Accordingly, analyses relating to the value of businesses do not purport to be appraisals or to reflect the prices at which these businesses actually may be sold in the future, and these estimates are inherently subject to uncertainty.

In connection with this report, Duff & Phelps made such reviews, analyses and inquiries as they deemed necessary and appropriate under the circumstances. No limits were placed on Duff & Phelps by the Company or its board of directors in terms of the information to which they had access or the matters they could consider. Duff & Phelps’ due diligence with regards to the recommendation included, but was not limited to, the items summarized below.

•	Conducted meetings with members of the senior management team of Unified Financial during June 2003 regarding the history, current operations and future outlook of the Company and its business units.

•	Reviewed Unified Financial’s financial statements and SEC filings, including the annual report on Form 10-K for the years ended December 31, 2000 to 2002.

•	Reviewed internal financial and business Company documents including management budget for 2003.

•	Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

In connection with its recommendation, with the Company’s permission and without any independent verification, Duff & Phelps assumed that all information reviewed by it with respect to the Company, whether supplied by the Company, or its advisors, or obtained by Duff & Phelps from publicly available sources, is true, correct and complete in all material respects and does not contain any untrue statements of material fact or omit to state a material fact necessary to make the information supplied to Duff & Phelps not misleading. Duff & Phelps did not make an independent valuation or appraisal of the assets or liabilities of the Company and was not furnished with such valuation or appraisal. Any inaccuracies in or omissions from the information on which Duff & Phelps relied could materially affect its recommendation.

Set forth below is a summary of the analyses performed by Duff & Phelps in reaching its conclusions as of July 1, 2003. Although developments following the date of the Duff & Phelps report may affect the recommendation, Duff & Phelps assumes no obligation to update, revise, or reaffirm its recommendation. The Duff & Phelps recommendation is necessarily based upon market, economic and other conditions that were in effect on, and information made available to Duff & Phelps as of, the date of the report. You should understand that subsequent developments may affect the conclusion expressed in the Duff & Phelps report, and that Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting its recommendation.

Analysis of Duff & Phelps

The Company was considering the following restructuring alternatives:

a)	Split of the Company into two separate companies: (i) Unified Trust / Fiduciary Counsel (together, “Trust”) and (ii) Fund Services/Brokerage and operate these businesses independently.

b)	Sell Fund Services/Brokerage to its employees.

c)	Remain in current corporate structure.

Financial Assumptions and Projections

In the course of its analyses, Duff & Phelps projected the financial performance for each business. The projections are based on the 2003 budgets provided by management and Duff & Phelps’ discussions with management regarding the operations and future outlook for each business as of June 2003. The projections are summarized below.

The Company’s management provided Duff & Phelps with a budget for Fund Services/Brokerage for the fiscal year ending December 31, 2003. The 2003 budget for Fund Services/Brokerage reflects revenue decline of 8.8% (Fund Services/Brokerage growth of 7%, brokerage decline of 58.5%) to $7.3 million and EBITDA of $0.9 million. Duff & Phelps estimated Fund Services/Brokerage’s future free cash flows based on projected earnings, working capital, and capital expenditure requirements for the fiscal years ending December 31, 2003 to 2012. Duff & Phelps projected revenue growth from 2004 to 2012 to decrease gradually from 14.7% in 2004 to 9.5% in 2007 before reaching a steady state growth rate of 5% in 2009. Duff & Phelps projected EBITDA margins to gradually increase from 15% in 2004 to 19% in 2008 and thereafter.

The Company’s management provided Duff & Phelps with a budget for Unified Trust for the fiscal year ending December 31, 2003. The 2003 budget for Unified Trust reflects revenue growth of 12.4% to $5.6 million and EBITDA of $364 thousand. Duff & Phelps estimated Unified Trust’s future free cash flows based on projected earnings, working capital, and capital expenditure requirements for the fiscal years ending December 31, 2003 to 2012. Duff & Phelps projected revenues at 85 basis points of assets under management (“AUM”). Duff & Phelps projected AUM growth of 17.4% in 2004, declining to 12.2% in 2006 and thereafter. Duff & Phelps projected EBITDA margins to improve from 11% in 2004 to 16% in 2006 and thereafter.

The Company’s management provided Duff & Phelps with a budget for Fiduciary Counsel for the fiscal year ending December 31, 2003. The 2003 budget for Fiduciary Counsel reflects revenue decline of 6.4% to $1.5 million and EBITDA of $94 thousand. Duff & Phelps estimated Fiduciary Counsel’s future free cash flows based on projected earnings, working capital, and capital expenditure requirements for the fiscal years ending December 31, 2003 to 2012. Duff & Phelps projected revenues at 60 basis points of assets under management. Duff & Phelps projected AUM growth of 7.4% for each year of the projection period. Duff & Phelps projected EBITDA margins of 20% throughout the projection period.

Analysis of Restructuring Alternatives

In consideration of the three restructuring alternatives, Duff & Phelps analyzed the potential opportunities and weaknesses of each option based on the resulting corporate structures. In performing its analyses, Duff & Phelps determined the various advantages and disadvantages of each alternative as listed below.

Alternative A - Split of Company into Trust and Fund Services/Brokerage

Duff & Phelps concluded that a split of the Company into Trust and Fund Services/Brokerage would have the following advantages:

•	Shareholders would own two companies and receive the benefits of diversification.

•	It would be easier to attract merger/strategic partners that would lead to potential for value creation from resulting synergies.

•	There would be a significant increase in assets under management and achievement of greater scale.

•	As a large company, Unified would be made more attractive as an acquisition candidate and would be valued at higher valuation multiples.

•	There would be an increase in employee motivation.

Duff & Phelps concluded that a split of the Company into Trust and Fund Services/Brokerage would have the following disadvantages:

•	It would be extremely complex to allocate assets and liabilities from the holding company structure.

•	There would be no value creation by breaking up the Company into pieces as a single event.

•	There would be significant execution risks including, the determination of who would control merger entities at Trust and the potential for integration problems with merger partners.

•	There would be additional expenses incurred resulting from two boards of directors, and added director & officer insurance.

Alternative B - Employee Buyout of Fund Services/Brokerage

Duff & Phelps concluded that an employee buyout of Fund Services/Brokerage would have the following advantages:

•	It would accomplish two steps in one transaction (e.g. stock buyback and elimination of holding company structure) without the use of cash.

•	There would be no transaction financing required.

•	It would impact key relationships to a lesser extent through the sale of Fund Services/Brokerage to “friendly buyer”.

Duff & Phelps concluded that an employee buyout of Fund Services/Brokerage would have the following disadvantages:

•	Shareholders would lose benefits of diversification as the remaining company focuses exclusively on trust and wealth management services.

•	It would be a risk related to the ability of Trust to successfully execute mergers to create shareholder value.

•	There would be fiduciary issues for the board of directors in the determination to focus exclusively on Trust.

•	It might not be an appropriate time to sell Fund Services/Brokerage in order to maximize value for shareholders.

•	It would increase the ownership concentration of the remaining company.

•	There would be disclosure requirements related to non-accredited investors, such as employee shareholders.

•	It would be extremely complex to allocate assets and liabilities from the holding company structure.

•	The potential tax implications from the sale are unclear.

•	There would be additional expenses incurred resulting from two boards of directors, and added director & officer insurance.

Alternative C - Remain in Current Corporate Structure

Duff & Phelps concluded that remaining in the current corporate structure would have the following advantages:

•	There would be a source of capital from the holding company to fund internal operations or acquisitions.

•	There would be synergies or benefits derived by the businesses from being under common ownership.

•	It would continue to allow the holding company to be the owner of liabilities such as lawsuits, indemnifications, etc.

•	There would be no restructuring expenses incurred.

Duff & Phelps concluded that remaining in the current corporate structure would have the following disadvantages:

•	The current corporate structure is not necessary to provide the benefits of diversification to shareholders.

•	There may be no purpose for the holding company structure since the synergies between the two businesses might be considered questionable.

•	It would reduce company profits and returns resulting from potential excess corporate expenses.

•	Employee stockholders would not have a direct ownership stake in any respective entity, thus potentially reducing incentive to maximize value for the respective business.

•	It would be more difficult to complete stock mergers as a target company may not want to own stock in a diversified company in which it has little influence over stock price performance.

Analysis of Share Buyback

Duff & Phelps considered what would be the most reasonable use of the Company’s capital. The two options of (i) reinvest the capital in the business segments, and (ii) return the capital to shareholders were considered in the analysis. Duff & Phelps concluded that reinvesting the capital in the business was not a material use of the capital due to the fact that neither Trust nor Fund Services/Brokerage requires significant capital to fund their respective businesses. Duff & Phelps considered two possible methods of returning capital to shareholders: (i) a tender offer/stock buy-back or (ii) payment of a special dividend.

Duff & Phelps noted that the tender offer/stock buy-back offers the advantages of providing liquidity to shareholders desiring to sell shares, reducing the number of shareholders, and eliminating the public reporting requirements and associated expenses. The payment of a special dividend offers the advantages of a current return on investment to shareholders and a possible positive signal to shareholders through the return of capital. The payment of a special dividend is disadvantaged in that it is inefficient with respect to taxes (i.e. ordinary income versus capital gains/losses) and it would not be large enough to provide a meaningful return to shareholders.

Duff & Phelps concluded that a tender offer/stock buy-back is a reasonable use of the Company’s capital. Duff & Phelps suggested an offer price reflective of the Company’s marketable, minority interest value. Any premium above this price would be value dilutive to the remaining shareholders. Additionally, the selling shareholders would be receiving an implicit premium since the offer price would not reflect a discount for lack of marketability for owning common stock that does not trade on any stock exchange.

Summary Analysis

Based on the foregoing analysis, Duff & Phelps recommended that the Company undertake three strategic initiatives. First, the Company should complete a share buyback. The share buyback would eliminate public reporting requirements, provide liquidity to some shareholders, and be an appropriate use of capital. Second, the Company should allocate all corporate expenses. In so doing, the Company would better understand the true profitability and value of each business, and operate each business on a stand-alone basis. Third, the Company should split into the two entities of Trust and Fund Services/Brokerage. Under this new structure, the Company would realize the upside potential of the increased profitability and scale of Fund Services/Brokerage and the potential value creation through merger alternatives with Trust Services.

In its review and analysis, and in arriving at its recommendation, Duff & Phelps assumed and relied upon the accuracy and completeness of all the financial and other information provided to it (including information furnished to it orally by the management of the Company) or publicly available and neither attempted independently to verify, nor assumed responsibility for verifying, any of such information. Duff & Phelps relied upon the assurances of the management of the Company that they were not aware of any facts that would make the information inaccurate or misleading. Furthermore, Duff & Phelps did not make or obtain, or assume responsibility for making or obtaining, any independent evaluation or appraisal of the properties, assets or liabilities (contingent or otherwise) of the Company, nor was it furnished with any such evaluations or appraisals.

The material analyses performed by Duff & Phelps have been summarized above. Nonetheless, the summary set forth above does not purport to be a complete description of the analyses performed by Duff & Phelps. The preparation of the recommendations involved various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances. Therefore, such a recommendation is not readily susceptible to a summary description. Duff & Phelps did not form a conclusion as to whether any individual analysis, considered in isolation, supported or failed to support the recommendation. Rather, in reaching its conclusion, Duff & Phelps considered the results of the analyses in light of each other and ultimately reached its conclusion based on the results of all analyses taken as a whole. Duff & Phelps did not place a particular reliance or weight on any particular analysis, but instead concluded that its analyses, taken as whole, supported its determination.

In performing its analyses, Duff & Phelps made numerous assumptions with respect to the Company’s performance, general business and economic conditions and other matters. The analyses performed by Duff & Phelps are not necessarily indicative of future actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Duff & Phelps relied on management-prepared budgets of future performance for the Company and on discussions with management of the Company. The projections were based on numerous variables and assumptions, which are inherently unpredictable and must be considered not certain of occurrence as projected. Accordingly, actual results could vary significantly from those assumed in the projections and any related analyses.

Fees and Expenses

The Company’s engagement letter with Duff & Phelps in connection with the reverse stock split and other matters provides that, for its services, Duff & Phelps is entitled to receive $50,000 to $60,000 due and payable as follows: $25,000 in cash upon execution of the engagement letter and the remainder in cash upon delivery of the opinion, whether or not the opinion is favorable. Furthermore, Duff & Phelps is paid additional fees at Duff & Phelps’s standard hourly rates for any time incurred reviewing or assisting in the preparation of any proxy materials or other SEC filings or documents associated with the proposed merger transaction. The Company has also agreed to reimburse Duff & Phelps for its out-of-pocket expenses and to indemnify and hold harmless Duff & Phelps and its affiliates and any other person, director, employee or agent of Duff & Phelps or any of its affiliates, or any person controlling Duff & Phelps or its affiliates, for certain losses, claims, damages, expenses and liabilities relating to or arising out of services provided by

Duff & Phelps as financial advisor to the Company’s board of directors. The terms of the fee arrangement with Duff & Phelps, which the Company and Duff & Phelps believe are customary in transactions of this nature, were negotiated at arm’s length between the Company and Duff & Phelps, and the Company’s board of directors is aware of these fee arrangements.

Previously, Duff & Phelps has provided financial advisory services to the Company. On August 1, 2002, Duff & Phelps made a presentation to the Company’s board of directors on strategic alternatives to maximize stockholder value. For these services, Duff & Phelps was paid a fee of $85,000. In the first quarter of 2003, Duff & Phelps valued the Company as of December 31, 2002 on behalf of the Company’s Equity Participation Plan. For the valuation opinion as of December 31, 2002, Duff & Phelps was paid a fee of $25,000. On July 1, 2003, Duff & Phelps made a further recommendation to the Company’s board of directors as to alternatives to maximize stockholder value. For these services, Duff & Phelps was paid of fee of $40,000.

Federal Income Tax Consequences of the Reverse Stock Split

The following are the material federal income tax consequences of the reverse stock split to us and all of our stockholders. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions in effect as of the date of this proxy statement, all of which may change, possibly with retroactive effect. Any such change could alter the tax consequences described below. The conclusions in the following summary are not binding on the Internal Revenue Service and no ruling has been or will be obtained from the Internal Revenue Service.

The discussion does not address all U.S. federal income tax considerations that may be relevant to certain of our stockholders in light of their particular circumstances. The discussion assumes that our stockholders hold their shares of our common stock as capital assets (generally for investment). In addition, the discussion does not address any foreign, state or local income tax consequences of the reverse stock split. The following summary does not address all U.S. federal income tax considerations applicable to certain classes of stockholders, including:

•      financial institutions;

•      insurance companies;

•      tax-exempt organizations;

•      dealers in securities or currencies;

•      traders in securities that elect to mark-to-market;

•      persons that hold our common stock as part of a hedge, straddle or conversion transaction;

•      persons who are considered foreign persons for U.S. federal income tax purposes; and

•      persons who do not hold their shares of our common stock as a capital asset

Accordingly, you are urged to consult your own tax advisors as to the specific tax consequences of the reverse stock split, including applicable federal, foreign, state and local tax consequences to you of the reverse stock split in light of your own particular circumstances.

The Company

It is intended that the reverse stock split constitute a “recapitalization” and hence a reorganization within the meaning of Section 368(a)(1)(E) of the Code, and the remainder of the discussion regarding federal income tax consequences assumes that the reverse stock split so qualifies. However, we have neither requested nor received a tax opinion from legal counsel, and no rulings have been or will be requested from the Internal Revenue Service with respect to the stock split.

We will not recognize taxable income, gain or loss in connection with the reverse stock split.

Stockholders Who Receive Shares Of New Common Stock

A stockholder who receives only shares of new common stock in the transaction (i.e., a stockholder who owns a number of shares of old common stock equal to the product of 500 multiplied by a whole number) will not recognize gain or loss, or dividend income, as a result of the reverse stock split and the basis and holding period of such stockholder in shares of old common stock will carry over as the basis and holding period of such stockholder’s shares of new common stock.

A stockholder who receives both shares of new common stock and cash in the transaction (i.e., a stockholder who owns a number of shares of old common stock which is greater than 500 and is not equal to the product of 500 multiplied by a whole number) will be treated as having exchanged a portion of his shares of old common stock for the shares of new common stock and as having had the balance of his old shares redeemed by us in exchange for the cash payment. The portion of the transaction treated as a cash redemption of a portion of the old stock will be a taxable transaction to such stockholder, the consequences of which are described below (see “Stockholders Who Receive Cash”). The portion of the transaction which is treated as an exchange of shares of old common stock for shares of new common stock will not be a taxable transaction for the stockholder and the stockholder will, therefore, not recognize gain or loss, or dividend income on that portion of the transaction, and the basis and holding period of such stockholder in the portion of his shares of old common stock exchanged for shares of new common stock will carry over as the basis and holding period of such stockholder’s shares of new common stock.

Stockholders Who Receive Cash

Except as described in “Certain Shares Acquired by Exercise of Incentive Stock Options” below, the receipt by a stockholder of cash in lieu of fractional shares of new common stock pursuant to the reverse stock split will be treated as a redemption of stock and will be a taxable transaction for federal income tax purposes. The tax treatment of a redemption of stock is governed by Section 302 of the Code and, depending on a stockholder’s situation, will be taxed as either:

(a) A sale or exchange of the redeemed shares, in which case the stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for the redeemed shares; or

(b) A cash distribution which is treated: (i) first, as a taxable dividend to the extent we have either accumulated earnings and profits as computed for U.S. federal income tax purposes through the date of the reverse stock split or current earnings and profits for the tax year in which the reverse stock split occurs; (ii) then as a tax-free return of capital to the extent of the stockholder’s tax basis in the redeemed shares, and (iii) finally, as gain from the sale or exchange of the redeemed shares.

Amounts treated as gain or loss from the sale or exchange of redeemed shares will be capital gain or loss and will be long-term if, at the time of the reverse stock split, the stockholder has held the shares of common stock for more than one year. Amounts treated as a taxable dividend are ordinary income to the recipient; however, a corporate taxpayer (other than an S corporation) is generally entitled to exclude a portion of a dividend from its taxable income. Under Section 302 of the Code, a stockholder who receives only cash in the reverse stock split (i.e., owns fewer than 500 shares of old common stock) and does not constructively own any shares of new common stock after the reverse stock split, will have his interest in the Company completely terminated by the reverse stock split and will therefore receive sale or exchange treatment on his old common stock. That is, such a stockholder will recognize gain or loss equal to the difference between the cash payment and the stockholder’s tax basis for his old common shares.

A stockholder who receives cash in the reverse stock split and immediately after the reverse stock split actually or constructively owns shares of new common stock, must compare (X) his percentage ownership immediately before the reverse stock split (i.e., the number of old common shares actually or constructively owned by him immediately before the reverse stock split divided by the number of shares of old common stock outstanding immediately before the reverse stock split (2,779,092 shares)) with (Y) his percentage ownership immediately after the reverse stock split (i.e., the number of new common shares actually or constructively owned by him immediately after the reverse stock split divided by the number of shares of new common stock outstanding immediately after the reverse stock split). This comparison will allow a stockholder to determine whether or not the receipt of cash is “substantially disproportionate” or “not essentially equivalent to a dividend” (as those terms are defined in Section 302 of the Code) with respect to such stockholder and thus treated as a sale or exchange under Section 302 of the Code. You should consult your own tax advisor as to the application of those rules (including the attribution rules) to your particular circumstances.

Certain Shares Acquired by Exercise of Incentive Stock Options

If a stockholder receives cash in lieu of fractional shares with respect to shares of old common stock which the stockholder acquired by exercising an “incentive stock option” within the meaning of Section 422(b) of the Code (such options are commonly referred to as “qualified options” or “ISO’s”) and either (i) as of the effective date of the reverse stock split, the stockholder has held such shares for less than one year, or (ii) the incentive stock option pursuant to which the stockholder acquired the shares was granted less than two years before the effective date of the reverse stock split, a portion of the cash received by the stockholder in lieu of fractional shares will be compensation income, subject to income tax withholding and employment taxes. Generally, the amount treated as compensation income will be equal to the excess of (A) the fair market value at the time the option was exercised of the shares of old common stock surrendered for the cash in lieu of fractional shares over (B) the exercise price for such shares of old common stock; however, if the cash received in lieu of the fractional shares is less than the fair market value at the time the option was exercised of the shares of old common stock surrendered for the cash in lieu of fractional shares, the amount treated as compensation income will be limited to the excess of (X) the cash received in lieu of the fractional shares over (Y) the stockholder’s tax basis for the shares of old common stock surrendered for the cash in lieu of fractional shares (generally, the amount paid for the shares). The tax treatment of the balance of the cash received in lieu of fractional shares will be determined under the principles described in “Stockholders Who Receive Cash” above.

Tax Withholding

Non-corporate stockholders of the Company may be subject to backup withholding at a rate of 28% on cash payments received in the reverse stock split. Backup withholding will not apply, however, to a stockholder who (1) furnishes a correct taxpayer identification number and certifies that he or she is not subject to backup withholding on the substitute Form W-9 included in the letter of transmittal, (2) who provides a certificate of foreign status on an appropriate Form W-8, or (3) who is otherwise exempt from backup withholding. A stockholder who fails to provide the correct taxpayer identification number on Form W-9 may be subject to a $50 penalty imposed by the Internal Revenue Service.

As stated above, the preceding discussion does not purport to be a complete analysis or discussion of all potential tax effects relevant to the reverse stock split. Thus, you are urged to consult your own tax advisors as to the specific tax consequences to you of the reverse stock split, including tax return reporting requirements, the applicability and effect of foreign, federal, state, local and other applicable tax laws and the effect of any proposed changes in the tax laws.

Financial Information

Reference is made to our audited financial statements for the fiscal years ended December 31, 2002 and December 31, 2003 contained in our annual report on Form 10-K for the fiscal year ended December 31, 2003, that is included in our annual report to stockholders that accompanies this proxy statement. In addition, stockholders are urged to read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” (“MD&A”) set forth on pages 13 through 24 of the annual report. Such financial statements and MD&A are incorporated herein by reference.

Summary Financial Information

The following is a selected summary of our consolidated financial condition and operating results as of and for the years ended December 31, 2003, 2002, 2001, 2000 and 1999:

	Years Ended December 31,
	2003	2002	2001	2000	1999
Income Statement Data:
Gross revenue	$14,754,652	$15,535,762	$15,718,334	$14,776,732	14,426,385
Gross profit	12,592,972	12,197,141	12,340,993	11,939,522	11,201,739
Total expenses	13,067,600	13,905,040	14,080,763	13,014,689	12,136,882
Loss from continuing operations	(474,628)	(1,707,899)	(1,739,770)	(1,075,167)	(935,143)
Other income (loss)	(35,928)	(25,636)	(60,230)	(334,888)	(314,151)
Non-recurring expense	(2,668,078)	—	—	—	—
Income tax benefit	797,894	123,549	1,926,353	298,658	231,189
Net income (loss) from continuing operations	(2,380,740)	(1,609,986)	126,353	(1,111,397)	(1,018,105)
Net gain on sale of operations	1,741,768	637,681	2,847,708	(54,952)	(129,487)
Net income (loss) from discontinued operations	47,864	(373,509)	394,412	(36,341)	(603,198)
Net income (loss)	(591,108)	(1,345,814)	3,368,473	(1,202,690)	(1,750,790)
Common Share Data:
Book value per share at year-end (fully diluted)	$4.85	$5.45	$5.53	$4.47	$4.68
Basic earnings (loss) per share	(0.21)	(0.47)	1.17	(0.42)	(0.61)
Basic earnings (loss) per share-continuing
Operations	(.084)	(0.56)	0.04	(0.39)	(0.35)
Fully diluted earnings (loss) per share	(0.21)	(0.47)	1.11	(0.40)	(0.59)
Fully diluted earnings (loss) per share
Continuing operations	(0.84)	(0.56)	0.04	(0.37)	(0.34)
Basic common shares outstanding at year-end	2,832,407	2,866,452	2,879,476	2,880,028	2,869,862
Fully diluted common shares outstanding at year-end	2,832,407	2,866,452	3,029,122	2,984,159	2,975,823
Balance Sheet Data (at year-end):
Total assets of continuing operations	$19,339,792	$13,564,716	$10,404,343	$23,069,723	$22,292,104
Total assets of discontinued operations	—	80,264,400	69,786,649	42,365,604	14,456,890
Investment securities	3,801,072	201,487	358,713	473,272	1,818,676
Total liabilities of continuing operations	5,853,166	4,137,975	7,178,099	15,944,377	14,856,378
Total liabilities of discontinued operations	—	74,196,320	63,961,290	35,856,084	7,314,630
Stockholders’ equity	13,486,626	15,494,821	16,748,911	13,325,543	13,936,301
Other Selected Financial Data:
Assets under management	$879,362,793	$720,065,488	$891,542,438	$977,844,600	$1,003,982,000
Assets under service	14,008,074,359	11,681,533,180	5,900,463,371	4,800,000,000	4,200,000,000
Total employees at year-end	126	144	161	168	102

Pro Forma Balance Sheet

The following pro forma balance sheet is based upon our balance sheet as of December 31, 2003, adjusted to give effect to the estimated cash payment for fractional shares resulting from the reverse stock split and the repurchase of the 46,997 shares in the Unified Plan. The pro forma balance sheet is based upon the assumption that an aggregate of 36,320 pre-split shares will result in fractional shares and will be purchased by us for $402,545, $95,081 in fees and expenses will be incurred in connection with the reverse stock split and that $516,967 will be required to repurchase the shares in the Unified Plan.

	December 31, 2003	Debit	Credit	Pro Forma
Current Assets:
Cash and cash equivalents	$5,536,622	$—	$1,014,593	$4,522,029
Investment in securities and mutual funds	3,801,072			3,801,072
Accounts receivable (net of allowance for doubtful accounts of $10,995)	2,644,376			— 2,644,376
Receivable from premium financing	4,320,251			4,320,251
Prepaid assets and deposits	683,800			683,800

Total current assets	16,986,121	—	1,014,593	15,971,528

Fixed assets, at cost:
Gross	3,182,237			3,182,237
Accumulated depreciation	1,990,697			1,990,697

Total fixed assets, net	1,191,540	—	—	1,191,540

Non-current Assets:
Investment in affiliate	1,010			1,010
Goodwill	1,006,061			1,006,061
Other non-current assets	155,060			155,060

Total non-current assets	1,162,131	—	—	1,162,131

Total assets	$19,339,792	—	953,222	$18,325,199

Current Liabilities:
Borrowing under bank line of credit	$55,000	$—	$—	$55,000
Accounts payable and accrued expenses	1,658,340			1,658,340
Contract settlement liability	3,192,436			3,192,436
Accrued compensation and benefits	393,559			393,559
Payable to broker-dealers	31,935			31,935
Other liabilities	359,387			359,387

Total current Liabilities	5,690,657	—	—	5,690,657

Long-term Liabilities:
Total long-term liabilities	162,509			162,509

Total liabilities	5,853,166	—	—	5,853,166

Commitments and contingencies	—	—	—	—

Stockholders’ Equity:
Preferred stock	—			—
Common stock	32,761	836		31,925
Additional paid-in capital	15,643,845	918,934		14,628,995
Retained deficit	(1,705,622)	95,081		(1,800,702)

	13,970,984	1,014,850	—	12,860,218
Treasury stock	(484,358)	(258)		(484,100)

Total stockholders’ equity	13,486,626	1,014,593	—	12,475,059

Total liabilities and stockholders’ equity	$19,339,792	$1,014,593	$—	$18,328,225

So urce of Funds and Expenses

We estimate that a total of approximately $402,545 will be required to pay for the fractional shares of Company common stock exchanged for cash in the reverse stock split, and approximately $95,081 of expenses will be incurred in connection with the reverse stock split, for a total of $497,626. In addition, we estimate that approximately $516,967 will be required to repurchase all 46,997 shares in the Unified Plan. Cash and cash equivalents on hand will serve as the source for all of the costs and expenses of the going private transaction, including the amounts required to be paid in lieu of the issuance of fractional shares resulting from the reverse stock split and for repurchasing the shares in the Unified Plan.

Rese rvation of Rights

Although we are requesting stockholder approval of the proposed amendment to our amended and restated certificate of incorporation, the board reserves the right to decide, in its discretion or to abandon the reverse stock split after such vote and before the effective date of the reverse stock split even if the proposal is approved. Although the board presently believes that the proposed amendment is in the best interests of the Company, and thus has recommended a vote for the proposed amendment, the board nonetheless believes that it is prudent to recognize that, between the date of this proxy statement and the effective date of the reverse stock split, factual circumstances could possibly change such that it might not be appropriate or desirable to effect the reverse stock split at that time. If the board decides to abandon the reverse stock split after the meeting and before the effective date of the reverse stock split, the board will notify the stockholders of such decision promptly by mail or by press release and any other appropriate public disclosure. The board is presently unaware of any factual circumstances that could arise before the effective date of the reverse stock split that would cause the board to decide to abandon the reverse stock split after stockholders have approved the proposed amendment to our amended and restated certificate of amendment to effect the reverse stock split.

Rec ommendation of the Board of Directors

The board of directors, including those directors who are not our employees, has unanimously approved the reverse stock split proposal. All of our directors and executive officers have indicated that they intend to vote their shares of common stock (and any shares with respect to which they have or share voting power) in favor of the proposed amendment to the Company’s amended and restated certificate of incorporation in order to effect the reverse stock split. Our directors and executive officers beneficially owned approximately 18.1% of the shares outstanding as of the Record Date.

The board of directors unanimously recommends that the stockholders vote “FOR” approval and adoption of the proposed amendment to our amended and restated certificate of incorporation that will affect the reverse stock split.

Recent Developments

Fiduciary Counsel, Inc., our wholly owned subsidiary that provides professional investment management to individuals and institutions and the Company signed an Asset Contribution Agreement (the “Fiduciary Contribution Agreement”) dated March 2, 2004 with Oaktree Asset Management, LLC, a newly organized Delaware limited liability company (“Oaktree”). Under the Fiduciary Contribution Agreement, substantially all of the assets and business of Fiduciary Counsel will be contributed to Oaktree as a capital contribution. In return, Fiduciary Counsel will receive 50% of the membership units of Oaktree.

Also on March 2, 2004, Oaktree Asset Management, Inc. (“OAM”), Pin Oak Capital, Inc. (“Pin Oak”), Financial Assets Corp. (“Financial”) (collectively, the “DNB Companies”) and DNB Acquisition Corp. (“DNB Acquisition”) signed an Asset Contribution Agreement with Oaktree (the “DNB Contribution Agreement” and together with the Fiduciary Contribution Agreement, the “Contribution Agreements”). Under the DNB Contribution Agreement, the DNB Companies will contribute substantially all of their assets and businesses to Oaktree as capital contributions, in return for which the DNB Companies will collectively receive the remaining 50% of the membership units of Oaktree. Like Fiduciary Counsel, OAM and Pin Oak are investment advisers registered with the SEC under the Investment Advisers Act of 1940. Financial is a registered securities broker-dealer.

Both transactions are contingent on Oaktree becoming registered as an investment adviser and broker-dealer as well as the satisfaction of other conditions customary for transactions of this nature. Fiduciary Counsel’s obligation to close its transaction is contingent on the OAM and Pin Oak transactions closing at the same time. The Contribution Agreements contain usual and customary representations, warranties, and indemnities. In addition, 180 days after the closings of the transactions, calculations of gross revenues from each party’s clients will be made. If the gross revenues from a party’s clients are less than the gross revenues from that party’s clients at the time of the closing, then the party must reduce its ownership in Oaktree proportionately or contribute additional cash to retain its percentage of ownership.

Upon consummation of the transactions, the Company’s investment management services will be operated through Oaktree. As a result of the reverse stock split, stockholders holding less than 500 shares will cease to be stockholders of the Company and thus will not participate in any value realized by the Company as a result of the transactions.

PROPOSAL 2

ELECTION OF DIRECTORS

In accordance with our by-laws, the board of directors has fixed the number of directors at four, divided into three classes, with the term of office of each class ending in successive years. The board of directors has nominated R. Matthew Neff for election as a Class I director to hold office until the 2007 annual meeting of stockholders, until his successor is elected and qualified, or until his earlier death, resignation or removal. There is no cumulative voting in the election of directors. Mr. Neff has agreed to serve as a director if elected.

The persons named as proxies on the accompanying proxy intend to vote all duly executed proxies received by the board of directors for the election of Mr. Neff as a Class I director, except as otherwise directed by the stockholder on the proxy. If for any reason Mr. Neff becomes unavailable for election, which is not now anticipated, the persons named in the accompanying proxy will vote for a substitute nominee as is designated by the board of directors.

The board of directors unanimously recommends that the stockholders vote “FOR” the election of Mr. Neff as a Class I director.

The name, age, principal occupation or position, term of office and other directorships with respect to Mr. Neff and the other directors whose terms of office will continue after our annual meeting are set forth below.

Class I Nominee To Be Elected For a Term of Three Years Expiring in 2007

R. Matthew Neff, 48, has been the Chairman and Co-Chief Executive Officer of Senex Financial Corp., a financial services company co-founded by Mr. Neff engaged in the healthcare finance field, since 1998. Prior to co-founding Senex Financial Corp., Mr. Neff co-founded Circle Investors, Inc., an insurance holding company, in 1993 and served as its President and Chief Executive Officer. From 1992 to 1993, Mr. Neff served as the Deputy to the Chairman of the Federal Housing Finance Board, an independent federal regulatory agency, and is a former partner of the law firms of Krieg DeVault Alexander & Capehart and Baker & Daniels.

Class II – To Continue in Office Until 2005

Philip L. Conover, 58, has served as a director since July 2000. Since 1996, Mr. Conover has served as a private investor and financial consultant. Prior thereto, Mr. Conover served as an Adjunct Professor of Finance, University of South Florida (1994-96) and Managing Director, Federal Housing Finance Board (1990-94). From 1972 to 1990, Mr. Conover served in various capacities in the commercial banking industry, including president and chief executive officer of Trustcorp Bank of Indianapolis, vice president and manager of Bank One Indiana’s Capital Markets Division and a member of the board of directors of Bank One Securities, Inc.

Class III – To Continue in Office Until 2006

Weaver H. Gaines, 60, has served as a director since 1993. Mr. Gaines also was a member of our board from 1990 to 1992. Since 1993, Mr. Gaines has been a director and the chairman for Ixion Biotechnology, Inc., a clinical-stage biotechnology company. Mr. Gaines also served as its chief executive officer from 1993 to December 2002. From 1985 until 1992, Mr. Gaines held various executive positions at the Mutual Life Insurance Company of New York, including executive vice president and general counsel, and was a member of its executive committee and was responsible for management of its investment services subsidiaries.

John S. Penn, 52, has served as a director since September 1999. Mr. Penn also has served as our president since April 2000 and our chief executive officer since April 2002. Mr. Penn served as an executive vice president of the Company from July 1999 to April 2000 and our chief operating officer from September 1999 to April 2002. Mr. Penn served as a director and executive vice president of Area Bancshares Corporation, a bank holding company located in Owensboro, Kentucky, from September 1997 to July 1999. Prior thereto, Mr. Penn served as the president, chief executive officer and a director of Cardinal Bancshares, Inc., a bank holding company located in Lexington, Kentucky.

B OARD OF DIRECTORS AND COMMITTEES

Board and Committee Meetings

During the year ended December 31, 2003, our board of directors met eleven times, including both regularly scheduled and special meetings. The board of directors also took action by unanimous written consent on one occasion during 2003. During such year, all of the incumbent directors attended at least 75% of all meetings held by the board of directors and all committees on which they serve.

The standing committees of the board of directors are the executive committee, the audit, nominating and compensation committee and the 401(k) investment oversight committee.

The members of the executive committee are Messrs. John S. Penn and Philip L. Conover. Mr. Timothy L. Ashburn, a former director of the Company, served as a member of the executive committee at all times during 2003. The executive committee may exercise all powers of the board of directors that may lawfully be delegated when the board of directors is not in session. The executive committee did not meet during 2003, but did take action by unanimous written consent on four occasions during 2003.

The members of the audit, nominating and compensation committee are Messrs. Weaver H. Gaines (chairman) and Philip L. Conover. Ms. Alice T. Kane, a former director of the Company, also served as a member of the committee at all times during 2003. The audit, nominating and compensation committee (i) appoints, retains, compensates, evaluates and terminates our independent auditors, (ii) meets with our independent auditors, management and our chief financial officer periodically to review the work of each and to ensure that each is properly discharging its responsibilities, (iii) proposes nominees for election to the board of directors, (iv) reviews and approves the salaries of our executive officers and certain selected other senior officers of the Company and our subsidiaries and authorizes all other forms of executive compensation and (v) administers our executive incentive plans. The committee will consider written recommendations of stockholders with regards to potential nominees to the board of directors. Stockholder recommendations must contain certain information regarding the potential nominee and comply with certain requirements for presentation as set forth in our by-laws. The audit, nominating and compensation committee met 14 times during the year ended December 31, 2003.

Our audit, nominating and compensation committee has not adopted a formal policy with regard to the consideration of any director candidates recommended by our stockholders. The committee will evaluate director candidates in the same manner in which it evaluates candidates recommended by other sources. For those potential new director candidates who appear upon first consideration to meet its selection criteria, the audit, nominating and compensation committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The members of the 401(k) investment oversight committee are Messrs. Philip L. Conover (chairman) and John S. Penn. The 401(k) investment oversight committee (i) meets with the trustee of the Company’s Section 401(k) plan, (ii) periodically reviews such plan’s investment choices, including selection and retention of investment funds, and (iii) reports all actions taken to our board of directors. The 401(k) investment oversight committee met one time during the year ended December 31, 2003.

During 2003, directors who were not otherwise employed by us were paid $5,000 per quarter and also received $500 per meeting for each meeting of the board and of standing committees of the board of directors that they attended. Directors also receive reimbursements for reasonable expenses related to attendance at such meetings and periodic option grants to acquire shares of our common stock.

St ockholder Communications

Our stockholders may send communications to our board members. Any such communications should be sent to Unified Financial Services, Inc., 2353 Alexandria Drive, Lexington, Kentucky 40504, Attention: Angela Brown.

A nnual Meeting Attendance

We expect that all board members, to the extent feasible, will attend our annual meeting of stockholders. Four of the five then-current members of our board were able to attend our 2003 annual meeting of stockholders.

Comp ensation Committee Interlocks and Insider Participation

The current members of the audit, nominating and compensation committee are Messrs. Gaines and Conover. Messrs. Gaines and Conover and Ms. Kane served on the committee at all times during 2003. Mr. Gaines served as a director and the president of Unified Financial Securities, Inc., a subsidiary of the Company, while such company was owned by MONYCO, INC. Mr. Gaines resigned such positions in June 1990 in connection with our acquisition of Unified Financial Securities, Inc. from MONYCO, INC.

Audit Committee Financial Expert

Our board of directors has determined that Mr. Gaines, based upon his previous experience actively supervising the principal financial officer of Ixion Biotechnology, Inc., is an “audit committee financial expert” within the meaning of regulations of the SEC. Mr. Gaines is an “independent” director within the meaning of the listing standards of the Nasdaq National Market.

C ERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Dr. Gregory W. Kasten, the president of Unified Trust Company, National Association, a subsidiary of the Company, is a 25% member in Cygnus, LLC, a Kentucky limited liability company that owns an office building in which Unified Trust Company, National Association leases space. During 2003 and 2002, Cygnus, LLC received payments of approximately $207,728 and $197,174, respectively, from us with respect to such lease. It was determined through an independent appraisal obtained by the Company that the rates charged to the Company by Cygnus are at least as favorable as the rates that an unaffiliated third party would pay for comparable space.

In April 2001, we entered into a management agreement with VSX Holdings, LLC whereby we provide consulting and development services to VSX Holdings, LLC. For the years ended December 31, 2003 and 2002, we received payments totaling $71,006 and $258,758, respectively, from VSX Holdings, LLC for such consulting and development services. Messrs. Timothy L. Ashburn, Thomas G. Napurano, Charles H. Binger, Anthony J. Ghoston and David F. Morris (each an executive officer or former executive officer of the Company) have an ownership interest in VSX Holdings, LLC. Please see notes 2, 4 and 15 to the audited, consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2003 for more information with respect to VSX Holdings, LLC.

During 2002 and 2003, Unified Fund Services, Inc., a subsidiary of the Company, provided mutual fund administrative services to the Ameri PrimeFunds, AmeriPrime Advisors Trust and Unified Series Trust (collectively, the “Affiliated Trusts”). Mr. Timothy L. Ashburn, the former chairman of the Company, currently serves as a trustee and the president of the Affiliated Trusts. During the years ended December 31, 2003 and 2002, Unified Fund Services received payments for services totaling $1,439,136 and $1,313,641, respectively, from the Affiliated Trusts.

In December 2001, in connection with the sale of our insurance operations, we funded a $300,000 revolving line of credit for the benefit of John R. Owens, the former president of Equity Insurance Managers, Inc. and a greater than five percent stockholder of the Company. The line of credit has a term of five years and bears interest at the rate of five percent per annum on the principal amount from time to time outstanding. The line of credit initially was secured by a pledge by Mr. Owens of 19,145 shares of common stock of the Company. Under the documents executed in 2001, Mr. Owens, at any time, may surrender all or any portion of the pledged shares in satisfaction of any amount due under the line of credit (any shares surrendered will be valued at a price of $20.00 per share). During the year ended December 31, 2003, Mr. Owens borrowed $60,000 under the line of credit and, immediately thereafter, surrendered 3,000 shares of common stock in full satisfaction of such debt. As of December 31, 2003, no amount was outstanding pursuant to such line of credit.

The law firm of Thompson Coburn LLP, of which Messrs. Charles H. Binger and David F. Morris, the Company’s general counsel and associate general counsel, respectively, are “of counsel,” provided legal services to us and our subsidiaries during 2003, and is providing legal services during 2004. Please see “Employment Agreements and Other Compensatory Arrangements” for a description of certain arrangements between the Company and Messrs. Binger and Morris.

Certain of our officers and directors and companies in which they have an ownership interest were customers of Unified Banking Company while it was our subsidiary. All such customer transactions were made in the ordinary course of business, on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and did not involve more than the normal risk of collectibility or present other unfavorable features.

REPORT OF AUDIT, NOMINATING AND COMPENSATION COMMITTEE

ON EXECUTIVE COMPENSATION AND AUDIT MATTERS

Our audit, nominating and compensation committee has issued the following report for the year ended December 31, 2003.

Executive Compe nsation

Compensation Philosophy. The audit, nominating and compensation committee approves the policies for and structure and recommends to our board of directors the amount of compensation of our senior officers, including our chief executive officer and the other officers named in the Summary Compensation Table. The committee’s goal is to establish compensation programs that will attract and retain highly qualified executives and provide an incentive to such executives to focus their efforts on our long-term strategic goals by aligning their financial interests closely with long-term stockholder interests. The committee is composed entirely of independent directors.

A significant component of our executive officer compensation program is cash remuneration in the form of base salaries and annual discretionary bonuses. Bonuses are determined based upon our performance and that of the individual executive during the fiscal year. In evaluating performance, financial, non-financial and long-term strategic objectives are considered. Base salaries generally represent a large portion of the executive officers’ total cash compensation. Bonuses make up a smaller portion of the executive officers’ total cash compensation. The committee believes that basing a portion of an executive officer’s compensation on both individual and the Company’s performance motivates the executive to perform at the highest possible level.

As a central component of our executive officer compensation program, the committee, in the past, has periodically awarded executive officers options to acquire shares of our common stock. Going forward, the committee will consider other mechanisms (in addition to stock options) to get stock to our executive officers, including, among other things, restricted stock awards. The committee believes that stock awards, whether options, restricted stock or other stock-based awards, provide an incentive to achieve our longer-term strategic goals by aligning the long-term financial interests of the executive officers with those of our stockholders. The committee also believes that significant levels of stock ownership and ownership potential will assist in retaining the services of the executive officers.

Base Salaries. Base salaries for new officers are initially determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talent, including a comparison of average and median base salaries for similar positions at other comparable companies. Companies believed to be comparable include similarly sized financial services companies.

Annual salary adjustments are determined by evaluating the performance of the Company and of each officer versus various performance objectives, and also take into account new responsibilities and subjective discretionary factors. In case of officers with responsibility for a particular subsidiary or division, the financial results of such subsidiary or division also are considered. The committee, where appropriate, also considers non-financial performance measures.

Annual Bonus. Officers also are eligible for an annual cash bonus. As in the case of the base salary, in addition to the performance objectives referred to above, the committee may consider individual non-financial performance measures and subjective discretionary factors including significant accomplishments and/or increased responsibilities, leadership and, where appropriate, subsidiary or division performance measures in determining bonuses.

Stock Awards. Under our stock incentive plan, stock options, restricted stock awards and other types of stock performance awards may be granted to executive officers and other key employees of the Company. Historically, the committee has awarded stock options to executive officers of the Company as a means to align further the interests of our officers with those of our stockholders. Based upon uncertainty with respect to the future accounting treatment of stock options, the committee, going forward, will consider other stock awards, in addition to stock options. The compensation committee considers various factors in approving stock awards including factors similar to those used to determine base salaries and annual bonuses. In addition, the committee also considers awards in previous years and the overall level of stock ownership of an executive officer.

Determination of 2003 Executive Officer Compensation. The committee met 14 times during 2003 to discuss, among other things, compensation matters with respect to our executive officers and stock option grants to executive officers and other key employees. Based upon management’s recommendation in 2003, the committee did not recommend to our board of directors any increase for 2003 in the base salaries of our executive officers. In addition, the committee did not recommend any incentive bonus awards for such individuals for 2003.

During the past three years, the Company, like many others, has been adversely affected by the downturn in the financial markets. Management of the Company has worked to reduce costs, but our financial performance has suffered as a result of the overall decline in the financial markets. During 2002, in order to reduce further the Company’s operating expenses and in light of the significant declines in the financial markets and the Company’s recent financial performance, the Company’s executive officers accepted salary reductions ranging from approximately 20% to 40%.

The annual base salary of Mr. John S. Penn, our chief executive officer since April 2002, was reduced from $225,000 to $180,000 in April 2002 and further reduced to $155,000 in May 2002 and remained at that level in 2003. Mr. Penn was not paid an incentive bonus for 2003. Please see “Employment Agreements and Other Compensatory Arrangements” for a description of certain arrangements between the Company and Messrs. Binger and Morris.

Conclusion. As described above, the committee believes that a significant portion of an executive officer’s compensation should be linked directly to individual and corporate performance. The committee intends to continue the policy of linking executive compensation to individual and corporate performance and returns to stockholders, recognizing that the business cycle from time to time may result in an imbalance for a particular period.

Audit Matters

The audit, nominating and compensation committee is responsible for assisting our board of directors in monitoring the integrity of the financial statements of the Company, compliance by the Company with legal and regulatory requirements and the independence and performance of the Company’s internal and external auditors.

The consolidated financial statements of the Company for the year ended December 31, 2003 were audited by J.D. Cloud & Co. LLC, independent auditors for the Company.

As part of its activities, the committee has:

1.	Reviewed and discussed with management the audited financial statements of the Company;

2.	Discussed with the independent auditors the matters required to be communicated under Statement on Auditing Standards No. 61 (Communications with Audit Committees);

3.	Received the written disclosures and letter from the independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees).

Based on the review and discussions referred to above, the committee recommended to the board of directors that the audited consolidated financial statements of the Company for the year ended December 31, 2003 be included in Unified Financial Service, Inc.’s Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Each of the members of the committee is an “independent” director within the meaning of the listing standards of the Nasdaq. A copy of the charter of the committee, as adopted by our board of directors, is attached to this proxy statement as Annex C.

March 1, 2004	The Members of the Audit, Nominating and Compensation Committee

Weaver H. Gaines, Chairman Philip L. Conover

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth the compensation in 2003, 2002 and 2001 of our chief executive officer during 2003 and our four other most highly compensated executive officers in 2003.

Summary Compensation Table

	Annual Compensation				Long-Term Compensation
Name and Principal Position	Year	Salary($)	Bonus($)	Other Annual Compensation($)(1)	Restricted Stock Awards($)	SecuritiesUnderlying Options/SARs(#)	All Other Compensation($)
Timothy L. Ashburn(2)	2003	175,000	—	—	—	—	5,334	(3)
Former Chairman	2002	203,269	—	—	—	—	5,584
	2001	275,216	—	—	—	—	5,538

John S. Penn	2003	155,000	—	—	—	—	3,959	(3)
President and Chief	2002	174,038	—	—	—	—	5,584
Executive Officer	2001	225,216	150,000	—	—	—	5,538

Dr. Gregory W. Kasten	2003	275,000	—	—	—	—	4,180	(3)
President and Chief	2002	361,539	—	—	—	—	3,853
Executive Officer of	2001	530,146	—	—	—	—	3,980
Unified Trust Company

Charles H. Binger	2003	406,713	—	—	—	—	4,265	(4)
Executive Vice President	2002	265,604	—	—	—	—	5,584
and General Counsel	2001	313,385	55,000	—	—	—	5,538

David F. Morris	2003	219,056	—	—	—	—	6,084	(5)
Senior Vice President	2002	156,192	—	—	—	—	5,370
and Associate General Counsel	2001	184,649	20,000	—	—	—	5,538

(1)	The named executive officers received certain perquisites in 2003, 2002 and 2001, the amount of which did not exceed the lesser of $50,000 or 10% of any such officer’s salary or bonus.
(2)	Mr. Ashburn served as our chairman until February 29, 2004.
(3)	Includes the following in matching contributions to our Section 401(k) plan: $5,250 for Mr. Ashburn; $3,875 for Mr. Penn; and $4,096 for Dr. Kasten. Also includes $84 for premiums paid by us on a term life insurance policy for the benefit of the executive officer.
(4)	Includes $4,181 in matching contributions to our Section 401(k) plan and $84 for premiums paid by us on a term life insurance policy for the benefit of Mr. Binger. Please see “Employment Agreements and Other Compensatory Arrangements” for a description of certain arrangements between the Company and Mr. Binger relating to Mr. Binger’s resignation from the Company.
(5)	Includes $6,000 in matching contributions to our Section 401(k) plan and $84 for premiums paid by us on a term life insurance policy for the benefit of Mr. Morris. Please see “Employment Agreements and Other Compensatory Arrangements” for a description of certain arrangements between the Company and Mr. Morris relating to Mr. Morris’s resignation from the Company.

Opti on/SAR Grants In Last Fiscal Year

No stock options or stock appreciation rights were granted to the individuals named in the Summary Compensation Table in 2003.

A ggregated Option/SAR Exercises In Last Fiscal Year And Year-End Option/SAR Values

The following table presents certain information concerning unexercised stock options held by the individuals named in the Summary Compensation Table at December 31, 2003. No options were exercised during fiscal year 2003 by such individuals.

	Shares for Which Unexercised Options held at December 31, 2003(#)		Value of Unexercised in-the-money Options/SARs at FY-End($)(1)
Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Timothy L. Ashburn	1,500	—	$—	$—
John S. Penn	16,000	—	—	—
Gregory W. Kasten	1,000	—	—	—
Charles H. Binger	—	—	—	—
David F. Morris	—	—	—	—

(1)	Based on the fair market value of our common stock on December 31, 2003 of approximately $11.00 per share, based upon the last independent appraisal of our common stock.

E mployment Agreements and Other Compensatory Arrangements

The compensation committee of our board of directors has concluded that, absent unusual circumstances, it does not favor employment contracts for senior executives. As a result, our board, through management, has exercised its right to not renew certain existing employment contracts (where applicable) or is negotiating with officers of the Company or subsidiaries with respect to an earlier termination of certain other employment contacts. The board believes that the services of such individuals are beneficial to the Company, but does not believe that employment contracts are in the best interests of the Company.

Dr. Gregory W. Kasten has an employment agreement with Unified Trust Company, National Association, a subsidiary of the Company, which agreement was entered into in connection with and as additional consideration for our acquisition of First Lexington Trust Company in 1997. The initial term of such agreement was a two-year period beginning on June 1, 1997, the effective date of the agreement. Commencing on the first anniversary of the effective date, and continuing at each anniversary date thereafter, the agreement automatically renews for an additional year unless prior written notice is provided to Dr. Kasten. Pursuant to notice given to Dr. Kasten during May 2003, Dr. Kasten’s employment agreement will expire on May 31, 2004. It currently is anticipated that Dr. Kasten will remain employed by Unified Trust Company, National Association following the expiration of his employment agreement. During the initial two-year term of such agreement, Dr. Kasten was paid an annual base salary of $500,000, which salary was increased to $600,000 in 2000. Effective June 1, 2001, Dr. Kasten voluntarily agreed to a reduction in his annual salary to $500,000. Effective March 17, 2002, Dr. Kasten voluntarily agreed to an additional reduction in his annual salary to $400,000. Effective May 12, 2002, Dr. Kasten voluntarily agreed to an additional reduction in his annual salary to $300,000. Effective January 1, 2003, Dr. Kasten voluntarily agreed to an additional reduction in his annual salary to $275,000. During the term of the agreement, Dr. Kasten also is eligible to be awarded an incentive bonus on a basis commensurate with those provided to other peer executive officers.

If we terminate Dr. Kasten’s employment during the term of his employment agreement without “cause” (generally, willful failure to perform duties, willful misconduct injurious to us or a material breach of the agreement), or if Dr. Kasten terminates his employment during the term of his employment agreement with “good reason” (generally, the assignment of duties inconsistent with his position, a material diminution in authority or responsibilities, a reduction in any benefit specified in his employment agreement, or any material breach of the agreement by us), we will be required to pay annual non-compete payments to Dr. Kasten in an amount equal to $499,200 for a period of three years following the termination of Dr. Kasten’s employment.

On January 23, 2004, the Company entered into settlement and release agreements with each of Charles H. Binger and David F. Morris. The two settlement agreements were entered into in order to terminate the employment agreements previously entered into by Messrs. Binger and Morris.

Under the agreement with Mr. Binger, Mr. Binger resigned from all positions at the Company and its subsidiaries effective February 29, 2004. In order to assist the Company in certain ongoing matters, Mr. Binger has agreed to remain an employee, in an unpaid capacity, until March 31, 2004. Pursuant to the agreement with Mr. Binger, we agreed, among other things, to pay Mr. Binger salary at a rate of $10,000 on a bi-weekly basis until February 29, 2004 and continue to lease the current office space utilized by Mr. Binger until August 30, 2004. After March 31, 2004, Mr. Binger will be responsible for paying all costs associated with the office. If at any time before August 30, 2004 Mr. Binger no longer utilizes the office space, we may terminate the lease. Mr. Binger remained eligible for all benefits generally available to our employees until February 29, 2004. We also agreed to purchase from Mr. Binger 35,025 shares of common stock for an aggregate $360,757.50, which price per share was based on a valuation of our common stock performed for us by Duff & Phelps, and to pay Mr. Binger $40,000. In addition, $1,880,500 was put into a Supplemental Retirement Income Trust account for Mr. Binger’s benefit. Although we recognized the expense for the $1,880,500 payment as of December 31, 2003, the cash deposit remains an asset of the Company, and the payment obligation to Mr. Binger is a liability of the Company, in both cases until Mr. Binger is paid from the trust. Both the Company and Mr. Binger agreed to a broad release of claims in the agreement.

Under the agreement with Mr. Morris, Mr. Morris resigned from all positions at the Company and it subsidiaries effective March 31, 2004. Pursuant to that agreement, we agreed, among other things, to pay Mr. Morris an aggregate of $150,000 in bi-weekly installments of $8,824 until March 31, 2004 and to continue to lease the current office space utilized by Mr. Morris and pay all costs associated therewith until March 31, 2004. Mr. Morris remained eligible for all benefits generally available to our employees until February 29, 2004. We also agreed to purchase from Mr. Morris 12,000 shares of common stock for $123,600 based on the aforementioned Duff & Phelps valuation and to pay Mr. Morris $626,400. In addition, $200,000 was paid into a Supplemental Retirement Income Trust account for Mr. Morris’s benefit. Although we recognized the expense for the $200,000 payment as of December 31, 2003, the cash deposit remains an asset of the Company, and the payment obligation to Mr. Morris is a liability of the Company, in both cases until Mr. Morris is paid from the trust. The Company and Mr. Morris agreed to a broad release of claims in the agreement.

On February 18, 2004, we entered into a settlement agreement with Timothy L. Ashburn. Pursuant to the terms of that agreement, Mr. Ashburn resigned from all of his director and officer positions with the Company and its subsidiaries effective February 29, 2004. We agreed to pay Mr. Ashburn his regular salary and for any unused personal time off accrued through February 29, 2004. Effective February 29, 2004, Mr. Ashburn was placed on a paid leave of absence until December 31, 2004. During his leave of absence, he will be paid at an annual rate of $150,000; receive full health insurance benefits for himself and his dependents at the amount currently being paid by the Company; be given a $500.00 per month office allowance; and be required to perform certain activities for the Company at the request of the President and Chief Executive Officer. The Company and Mr. Ashburn agreed to a broad release of claims in the agreement.

V OTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, our annual meeting. On such date, there were 2,779,092 shares of our common stock outstanding. Each share of our common stock is entitled to one vote on each such matter. Holders of our common stock do not have the right to cumulate votes in the election of directors.

To our knowledge, and except as set forth under “Security Ownership of Certain Beneficial Owners and Management,” no person beneficially owned more than 5% of our common stock outstanding on the Record Date.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the amount of our common stock beneficially owned, as of the Record Date, by each of our directors, the executive officers named in the Summary Compensation Table, any person who is known by us to own beneficially more than 5% of our common stock and all our current directors and executive officers as a group:

Name and Address(1)	Number of Shares Beneficially Owned		Percent of Outstanding Common Stock
Timothy L. Ashburn	196,253	(2)(3)(4)	7.1%
Dr. Gregory W. Kasten	403,775	(2)(3)(5)	14.5
John S. Penn	16,001	(3)	0.5
Charles H. Binger	98,500	(3)	3.5
David F. Morris	47,925	(3)	1.7
Weaver H. Gaines	36,600	(3)	1.3
Philip L. Conover	2,750	(3)	—
J. Robert Owens	189,615	(6)	6.6
Kenneth D. Trumpfheller	410,000	(7)	14.8
Directors and executive officers as a group (5 persons)	555,850	(2)(3)(4)	19.8

(1)	Except as otherwise indicated, each individual has sole voting and investment power over the shares listed beside his or her name. The percentage calculations for beneficial ownership are based upon 2,779,092 shares of our common stock that were issued and outstanding as of the Record Date. Except as otherwise indicated, the address for each person is 2353 Alexandria Drive, Lexington, Kentucky 40504.

(2)	Includes 5,214, 896, and 6,831 shares of our common stock beneficially owned by Mr. Ashburn, Dr. Kasten and all current directors and executive officers as a group, respectively, and held by the Unified Plan. No person has voting power over such shares except Mr. Ashburn, who directs the vote as the trustee of the Unified Plan. Each of Mr. Ashburn, Dr. Kasten and all directors and executive officers as a group may be deemed to be the beneficial owner(s) of the shares held by the Unified Plan because such holders retain sole investment power over such shares.
(3)	Includes 1,000, 16,000, 23,500, 12,000, 3,750, 2,750 and 26,500 shares of our common stock that may be acquired by Messrs. Kasten, Penn, Binger, Morris, Gaines and Conover and all current directors and executive officers as a group, respectively, upon exercise of stock options granted by us pursuant to our 1998 Stock Incentive Plan.
(4)	Includes 46,997 shares of our common stock of which Mr. Ashburn may be deemed to be the beneficial owner based upon his right to vote all shares held subject to our equity participation plan. Mr. Ashburn disclaims beneficial ownership of all shares held subject to our equity participation plan except 5,214 shares. Also includes 26,325 shares of our common stock that Mr. Ashburn has the right to vote pursuant to that certain Irrevocable Proxy dated February 8, 2002, which irrevocable proxy was granted in connection with a promissory note issued in favor of Mr. Ashburn. Mr. Ashburn does not have the power to dispose of such shares except upon default of the promissory note.
(5)	Includes 869 shares of our common stock owned by Dr. Kasten’s spouse, of which Dr. Kasten disclaims beneficial ownership.
(6)	Includes 1,000 shares of our common stock that may be acquired by Mr. Owens upon exercise of stock options granted by us pursuant to our 1998 Stock Incentive Plan. Mr. Owens’ business address is 220 Lexington Green Circle, Lexington, Kentucky 40503.
(7)	Mr. Trumpfheller’s business address is 1793 Kingswood Drive, Southlake, Texas 76092.

EQUITY COMPENSATION PLANS

The following schedule provides information, with respect to compensation plans, on equity securities (common shares) of the Company that were authorized for issuance as of December 31, 2003:

Plan Category	Number of shares to be issued upon exercise of outstanding options (a)	Weighted-average exercise price of outstanding options (b)	Number of shares remaining available for future issuance under equity compensation plans (excluding shares reflected in column (a)) (c)
Equity compensation plans approved by security holders	133,858	$41.14	166,142
Equity compensation plans not approved by security holders	—	—	—

Total	133,858	$41.14	166,142

Our stockholders have previously approved our compensation plan.

COMPARISON OF CUMULATIVE TOTAL RETURN OF UNIFIED FINANCIAL SERVICES, INC.

We have been an SEC-reporting company since July 27, 1997. However, there currently is no established public trading market for our common stock. From July 27, 1997 to December 31, 2003, we issued shared of our common stock in connection with our private placements (at prices of $25.00, $27.50 and $40.00 per share) and in connection with our acquisitions of various companies. During October 2001, June 2002 and June 2003, we repurchased 2,394, 240 and 129 shares, respectively, of our common stock from the Unified Financial Services Equity Participation Plan at a price of $30.00, $16.50 and $8.40, respectively, per share. In December 2002, we repurchased approximately 14,726 shares of our common stock in connection with the extinguishment of an outstanding loan to UBC. In connection with such repurchase, we gave a release of claims to the borrower and paid approximately $73,600 to UBC on behalf of the borrower. In March 2003 and December 2003, we repurchased 15,000 and 3,000 shares, respectively, of our common stock from former officers of Equity Underwriting Group at a price of $20.00 per share. Such price and the repurchases were pursuant to the terms of agreements that we entered into with such officers in December 2001 in connection with the sale of our insurance operations.

We are not aware of any transactions between private third parties, other than the transfer of shares by gift or upon the death of the holder, except two private transactions that occurred during the second and fourth quarters of 2003 at a price of $5.00 and $8.05 per share, respectively. Based upon the foregoing, we believe that any comparison of the yearly percentage change in the cumulative total return on our common stock to any broad market, published industry, line-of-business or other index would be meaningless and, potentially, could be misleading.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act, as amended, requires that our executive officers and directors, and persons who own more than ten percent of our outstanding stock, file reports of ownership and changes in ownership with the SEC. To our knowledge, based solely on our review of such reports furnished to us and written representations that no other reports were required to be filed, all Section 16(a) filing requirements applicable to our officers, directors and greater than ten percent beneficial owners were complied with during the year ended December 31, 2003, except Mr. Thomas G. Napurano, who filed one late Form 4 report, which reported one transaction.

OUR CURRENT INDEPENDENT AUDITORS

J.D. Cloud & Co. LLC served as our independent auditors for the year ended December 31, 2003. Representatives of J.D. Cloud & Co. LLC are expected to be present at our annual meeting and to respond to appropriate questions from our stockholders. Such representatives will have the opportunity to make statements if they so desire.

On September 5, 2003, the audit, nominating and compensation committee of our board of directors approved the engagement of J.D. Cloud & Co. as our independent auditors for the year ended December 31, 2003. The committee retained J.D. Cloud & Co. based upon the committee’s determination that we would benefit from J.D. Cloud & Co.’s relative size, local service and experience.

The committee determined to replace Larry E. Nunn & Associates, LLC as our independent auditors for the year ended December 31, 2003. Larry E. Nunn & Associates confirmed that its client-auditor relationship with us ceased on September 5, 2003. The Larry E. Nunn & Associates audit reports on our consolidated financial statements as of and for the years ended December 31, 2002 and 2001 did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainty, audit scope or accounting principles. During the two-year period ended December 31, 2002 and through the period ended September 5, 2003, there was no disagreement between us and Larry E. Nunn & Associates on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreement if not resolved to the satisfaction of Larry E. Nunn & Associates, would have caused it to make a reference to the subject matter of such disagreement in connection with its report.

We have authorized Larry E. Nunn & Associates to respond fully to the inquiries of J.D. Cloud & Co. concerning its audit. During the two years ended December 31, 2002, and through September 5, 2003, J.D. Cloud & Co. has not been engaged by us for any auditing work or consulting on any matter, except that during 2002, Unified Trust Company, National Association paid J.D. Cloud & Co. aggregate fees of $66,060 for (i) an information technology review performed during 2002, (ii) a fiduciary administration audit performed as of May 31, 2002, (iii) an audit of Unified Trust Company, National Association’s collective investment funds for the year ended December 31, 2001 and (iv) a SAS 70 review performed as of October 31, 2001.

Audit Fees

The aggregate fees billed or anticipated to be billed to us by J.D. Cloud & Co. for the audit of our consolidated financial statements for fiscal years ended December 31, 2003 and 2002 and for review of our financial statements included in our quarterly reports on Form 10-Q for fiscal years 2003 and 2002, respectively, were $95, 750 and $0. Additional audit fees billed to us by J.D. Cloud & Co. for audit services provided for 2003 and 2002 were $4,685 and $0, respectively, were related to consents and assistance provided with our regulatory filings. The aggregate fees billed or anticipated to be billed to us by Larry E. Nunn & Associates, our former auditor, for the audit of our consolidated financial statements for fiscal years ended December 31, 2003 and 2002 and for review of our financial statements included in our quarterly reports on Form 10-Q for fiscal years 2003 and 2002, respectively, were $93,465 and $125,595. Additional audit fees billed to us in 2003 and 2002 by Larry E. Nunn & Associates of $43,302 and $52,642, respectively, were related to consents and assistance provided with our regulatory filings.

Audit Related Fees

Neither J.D. Cloud & Co. nor our former auditor, Larry E. Nunn & Associates, provided to us any audit related services for the year ended December 31, 2003. In 2002, the fees billed to us by J.D. Cloud & Co. for services related to the control, design and implementation of financial information systems and other regulatory compliance matters totaled $67,600. In 2002, the fees billed to us by Larry E. Nunn & Associates for services related to the design and implementation of financial information systems and other regulatory compliance matters totaled $2,475.

Tax Fees

The aggregate fees billed or anticipated to be billed to us by Larry E. Nunn & Associates, our former auditor, for tax services for the years ended December 31, 2003 and 2002, respectively, were $26,542 and $22,559, representing tax consulting and compliance services. J.D. Cloud & Co. will be preparing the Company’s 2003 income tax return.

All Other Fees

J. D. Cloud & Associates did not provide to us any other services during 2003 and 2002. The aggregate fees filled to us by Larry E. Nunn & Associates, our auditor, for other services for the years ended December 31, 2003 and 2002, respectively, were $16,761 and $25,612, representing work related to the sale of UBC, the escrow related to the sale of the insurance operations and cash management reconciliation issues.

The audit, nominating and compensation committee has considered whether the provision of certain non-audit services is compatible with maintaining the outside auditors’ independence.

Although the audit, nominating and compensation committee has not adopted formal policies and procedures concerning the pre-approval of audit and non-audit services, the committee from time to time pre-approves certain types of services up to specified amounts of fees.

FUTURE STOCKHOLDER PROPOSALS

In the event that the reverse stock split is not effected, all proposals of stockholders to be considered for inclusion in the proxy statement for the 2005 annual meeting of stockholders under applicable regulations of the SEC, must be received at our offices, c/o Angela Brown, 2353 Alexandria Drive, Lexington, Kentucky 40504 by not later than                 , 2004. Our by-laws provide that stockholder proposals, including nominations of directors, that do not appear in the proxy statement may be considered at a meeting of stockholders only if written notice of the proposal is received by our corporate secretary not less than 60 days and not more than 90 days prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 60 days after such anniversary date, notice by the stockholder must be delivered not earlier than the 10th day prior to such annual meeting and not later than the 60th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by us.

Any written notice of a stockholder proposal must include the following information: (a) as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, as amended (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (b) as to any other business that the stockholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made; and (c) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made, (i) the name and address of such stockholder, as they appear on our books, and of such beneficial owner, and (ii) the class and number of our shares that are owned beneficially and of record by such stockholder and such beneficial owner.

ANNUAL REPORT

A copy of our annual report to stockholders for 2003 accompanies this proxy statement. Our Annual Report on Form 10-K for the year ended December 31, 2003, as filed with the SEC (excluding exhibits), is included in our annual report to stockholders. Except as specifically incorporated by reference herein, the annual report to stockholders and the Form 10-K are not proxy soliciting materials.

IMPORTANT NOTICE REGARDING DELIVERY OF STOCKHOLDER DOCUMENTS

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to stockholders and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of an annual report to stockholders and proxy statement is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to stockholders and proxy statement to your address. If you did not receive an individual copy of our annual report to stockholders or this proxy statement, and wish to do so, we will send a copy to you if you address your written request to or call Unified Financial Services, Inc., 2353 Alexandria Drive, Lexington, Kentucky 40504, Attention: Angela Brown, who may be reached at 859-422-0347. If you are receiving multiple copies of our annual report to stockholders and proxy statement, you can request householding by contacting Angela Brown in the same manner.

OTHER BUSINESS MATTERS

The board of directors is not aware of any business to be presented at our annual meeting other than that referred to in the Notice of Annual Meeting of Stockholders and discussed herein. If any other business does properly come before the annual meeting, the persons named as proxies on the enclosed proxy card will vote as they deem in our best interests.

By Order of the Board of Directors,

John S. Penn President and Chief Executive Officer and Acting Chairman of the Board of Directors

Annex A

PROPOSED CERTIFICATE OF AMENDMENT TO

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

UNIFIED FINANCIAL SERVICES, INC.

Unified Financial Services, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

FIRST: The Board of Directors of the Company, at a meeting duly called and held in accordance with the By-Laws of the Company and Section 141 of the Delaware General Corporation Law (the “DGCL”), duly adopted resolutions proposing and declaring advisable the amendment to the Amended and Restated Certificate of Incorporation, as amended, of the Company (the “Certificate of Incorporation”).

SECOND: Article 4 of the Certificate of Incorporation is hereby amended by adding a new, unnumbered paragraph after paragraph 9 of Article 4 of the Certificate of Incorporation as follows:

Upon the effective date of this Certificate of Amendment (the “Effective Time”), each share of Common Stock issued and outstanding or held in the treasury of the Company immediately before to the Effective Time (the “Old Common Stock”) is hereby reclassified and changed into one-five hundredth (1/500th) of a fully paid and nonassessable share of Common Stock, par value $0.01 per share (the “New Common Stock”) (such change and reclassification being referred to herein as the “Reverse Stock Split”). Immediately following the Effective Time, each holder of record of a certificate that immediately prior to the Effective Time represented outstanding shares of Old Common Stock (the “Old Certificate”) shall be entitled to receive, as soon as reasonably practicable following the surrender by such holder of such Old Certificate, a new certificate representing that number of whole shares of New Common Stock into which the shares of Old Common Stock so surrendered have been changed and reclassified as of the Effective Time pursuant to the Reverse Stock Split (one share of Old Common Stock changed into one-five hundredth of a share of New Common Stock), and until the Old Certificates are surrendered, the Old Certificates shall be deemed, for all corporate purposes, to evidence ownership of that number of whole shares of New Common Stock into which the shares of Old Common Stock have been changed and reclassified pursuant to the Reverse Stock Split. The Corporation shall not issue fractions of shares or scrip by reason of the Reverse Stock Split but shall pay in cash the fair value of any fractions in accordance with the Delaware General Corporation Law. The Board of Directors is further empowered to take further necessary action, not inconsistent with this paragraph, to fully effectuate this change and reclassification. No fractional shares of Common Stock may be issued. Any holder of record of Common Stock who would otherwise be entitled to receive fractional shares shall receive in lieu of fractional shares an amount equal to $11.00 per share of Old Common Stock.”

THIRD: The amendment to the Certificate of Incorporation as set forth above, was duly approved by a majority of the outstanding shareholders at the annual meeting of the Company on                              , 2004, at which a quorum was present.

FOURTH: The amendment to the Certificate of Incorporation, as amended, of the Corporation, set forth above was duly adopted and approved in accordance with the requirements of Section 242 of the DGCL.

[Remainder of page intentionally left blank.]

A-2

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be executed as of this              day of                 , 2004.

UNIFIED FINANCIAL SERVICES, INC.

By:

Name:
Title:

A-3

Annex B

• 311 SOUTH WACKER DRIVE, SUITE 4200 • CHICAGO, ILLINOIS 60606 • 312-697-4600 • FAX 312-697-0112 •

DUFF & PHELPS, LLC

March	18, 2004

Board of Directors

Unified Financial Services, Inc.

2353 Alexandria Drive

Lexington, KY 40504

Dear Board of Directors:

The Board of Directors (the “Board of Directors”) of Unified Financial Services, Inc. (“Unified Financial” or the “Company”) has engaged Duff & Phelps, LLC (“Duff & Phelps”) as its independent financial advisor to provide an opinion (the “Fairness Opinion”) as to the fairness, from a financial point of view, to the stockholders of the Company receiving cash consideration for their fractional shares in the contemplated transaction described below (the “Proposed Transaction”) (without giving effect to any impact of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder). Previously, Duff & Phelps has provided financial advisory services to the Company.

Description of the Proposed Transaction

The Proposed Transaction involves a 500:1 reverse stock split of the Company (the “Reverse Split”). The Proposed Transaction must be approved by a majority of the stockholders (“Stockholder Approval”). As a result of the Reverse Split, stockholders holding fewer than 500 shares will receive $11.00 per pre-Reverse Split share in cash for their shares from the Company. The Proposed Transaction is not contingent on any financing conditions.

Scope of Analysis

In connection with this Fairness Opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Our due diligence with regards to the Proposed Transaction included, but was not limited to, the items summarized below.

1.	Conducted meetings with members of the senior management team of Unified Financial during December 2003;

2.	Reviewed Unified Financial’s financial statements and SEC filings, including the annual report on Form 10-K for the years ended December 31, 2001 to 2003;

Board of Directors

Unified Financial Services, Inc.

March 18, 2004

3.	Reviewed internal financial and business Company documents including management budgets for 2004; and

4.	Reviewed certain other relevant, publicly available information, including economic, industry, and investment information.

Duff & Phelps also took into account its assessment of general economic, market, and financial conditions, as well as its experience in securities and business valuation, in general, and with respect to similar transactions, in particular. Duff & Phelps did not make any independent evaluation, appraisal, or physical inspection of the Company’s solvency or of any specific assets or liabilities (contingent or otherwise). This Fairness Opinion should not be construed as a valuation opinion, credit rating, solvency opinion, an analysis of the Company’s credit worthiness or otherwise as tax advice, or as accounting advice. In rendering this Fairness Opinion, Duff & Phelps relied upon the fact that the Board of Directors and the Company have been advised by counsel as to all legal matters with respect to the Proposed Transaction, including whether all procedures required by law to be taken in connection with the Proposed Transaction have been duly, validly, and timely taken; and Duff & Phelps has not made, and assumes no responsibility to make, any representation, or render any opinion, as to any legal matter.

In preparing its forecasts, performing its analysis, and rendering its Fairness Opinion with respect to the Proposed Transaction, Duff & Phelps (i) relied upon the accuracy, completeness, and fair presentation of all information, data, advice, opinions, and representations obtained from public sources or provided to it from private sources, including Company management, and did not attempt to independently verify such information, (ii) assumed that any estimates, evaluations, and projections furnished to Duff & Phelps were reasonably prepared and based upon the last currently available information and good faith judgment of the person furnishing the same, and (iii) assumed that the final version of all documents reviewed by us in draft form conform in all material respects to the drafts reviewed. Duff & Phelps’s Fairness Opinion further assumes that information supplied and representations made by Company management are substantially accurate regarding the Company and the Proposed Transaction. Neither Company management nor the Board of Directors placed any limitation upon Duff & Phelps with respect to the procedures followed or factors considered by Duff & Phelps in rendering its Fairness Opinion.

Board of Directors

Unified Financial Services, Inc.

March 18, 2004

In our analysis and in connection with the preparation of this Fairness Opinion, Duff & Phelps has made numerous assumptions with respect to industry performance, general business, market and economic conditions, and other matters, many of which are beyond the control of any party involved in the Proposed Transaction.

The basis and methodology for this Fairness Opinion have been designed specifically for the express purposes of the Board of Directors and may not translate to any other purposes.

Duff & Phelps has prepared this Fairness Opinion effective as of the date hereof. The Fairness Opinion is necessarily based upon market, economic, financial, and other conditions as they exist and can be evaluated as of such date, and Duff & Phelps disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to the attention of Duff & Phelps after the date hereof. Notwithstanding and without limiting the foregoing, in the event that there is any change in any fact or matter affecting the Fairness Opinion after the date hereof and prior to the completion of the Proposed Transaction, Duff & Phelps reserves the right to change, modify, or withdraw the Fairness Opinion.

It is understood that this Fairness Opinion is for the information of the Board of Directors in connection with its consideration of the Proposed Transaction and may not be used for any other purpose without our prior written consent, except that this Fairness Opinion may be included in its entirety in any filing made by the Company in respect of the Proposed Transaction with the Securities and Exchange Commission. In addition, this Fairness Opinion is not a recommendation as to how any stockholder should vote or act with respect to any matters relating to the Proposed Transaction, or whether to proceed with the Proposed Transaction or any related transaction, nor does it indicate that the consideration paid is the best possible attainable under any circumstances. The decision as to whether to proceed with the Proposed Transaction or any related transaction may depend on an assessment of factors unrelated to the financial analysis on which this Fairness Opinion is based.

You may summarize or otherwise reference the existence of this Fairness Opinion in any proxy statement or other document distributed to stockholders of the Company in connection with the Proposed Transaction or required by law or regulation to be filed with the Securities and Exchange Commission, provided that any such summary or reference language shall be subject to prior approval by Duff & Phelps. Said approval shall not be unreasonably withheld. Except as described above, without our prior consent, this Fairness Opinion may not be quoted or referred to, in whole or in part, in any written document.

Board of Directors

Unified Financial Services, Inc.

March 18, 2004

Conclusion

Based upon and subject to the foregoing, Duff & Phelps is of the opinion that the Proposed Transaction is fair to those stockholders of Unified Financial receiving cash consideration for their fractional shares, from a financial point of view (without giving effect to any impacts of the Proposed Transaction on any particular stockholder other than in its capacity as a stockholder).

Respectfully submitted,

/s/    Duff & Phelps, LLC

Duff & Phelps, llc

PJL:ac

Annex C

UNIFIED FINANCIAL SERVICES, INC.

Audit Committee Charter

Organization

This charter governs the audit committee function of the audit, nominating and compensation committee of the board of directors of Unified Financial Services, Inc. (the “Company”). The committee shall review and reassess the charter at least annually and obtain the approval of the board of directors. The committee shall be appointed by the board of directors and shall consist of at least two and up to five directors, each of whom is independent of management and the Company, if possible. Members of the committee shall be considered independent if they have no employment or financial relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate (or shall become financially literate within a reasonable period of time after appointment to the committee), and at least one member shall have accounting or related financial management expertise.

Statement of Policy

The committee shall provide assistance to the board of directors in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, if any, the annual independent audit of the Company’s financial statements, and the legal compliance, regulatory compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication between the committee, independent auditors, the internal auditors, if any, and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities and personnel of the Company, and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

The primary responsibility of the committee is to oversee the Company’s financial reporting process on behalf of the board and report the results of its activities to the board. Management is responsible for preparing the Company’s financial statements, and the independent auditors are responsible for auditing those financial statements. The committee, in carrying out its responsibilities, believes its policies and procedures should remain flexible in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate “tone” for quality financial reporting, sound business risk practices and ethical behavior.

The following shall be the principal recurring processes of the audit committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

•	The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the board and the audit committee. The committee shall have the ultimate authority and responsibility to evaluate and, where appropriate, recommend the replacement of the independent auditors. The committee shall discuss with the auditors their independence from management and the Company and the matters included in the written disclosures required by the Independence Standards Board. Annually, the committee shall review and recommend to the board the selection of the Company’s independent auditors, subject to stockholders’ approval. The committee also shall approve the compensation of the Company’s independent auditors.

•	The committee shall discuss with the internal auditors, if any, and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, if any, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company’s system to monitor and manage business risks, and legal and ethical compliance programs. Further, the committee shall meet separately with the internal auditors, if any, and the independent auditors, with and without management present, to discuss the results of their examinations. Either internal or external auditors or counsel may, at any time, request a meeting with the committee or committee chairperson with or without management attendance.

•	The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company’s Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purpose of this review.

•	The committee shall review with management and the independent auditors the financial statements to be included in the Company’s Annual Report on Form 10-K (or the annual report to stockholders if distributed prior to the filing of Form 10-K), including their judgment about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

Adopted February 23, 2001

By	/s/ Weaver H. Gaines

Weaver H. Gaines, Chairman

/s/ Philip L. Conover

Philip L. Conover

/s/ Richard A. Walker

Richard A. Walker

Constituting all of the Members of the Audit, Nominating and Compensation Committee of the Board of Directors of Unified Financial Services, Inc.

C-2

THIS PROXY IS SOLICITED ON BEHALF

OF THE BOARD OF DIRECTORS

The undersigned hereby nominates, constitutes and appoints              and              (or such other person as is designated by the Board of Directors of Unified Financial Services, Inc. (the “Company”)) (the “Proxies”), or either of them (with full power to act alone), true and lawful attorney(s), with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote as designated below all of the shares of common stock, $0.01 par value, of the Company entitled to be voted by the undersigned at the Company’s 2004 Annual Meeting of Stockholders to be held at The Embassy Suites Hotel, 1801 Newtown Pike, Lexington, Kentucky, at             :00 p.m., local time, on [day],                          , 2004, and at any adjournment or postponement thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE FOLLOWING:

PROPOSAL 1. Approval of an amendment to the amended and restated certificate of incorporation of the Company to restructure the capitalization of the Company in order to effect a reverse stock split, which would permit the Company to terminate the registration of its common stock under the Securities Exchange Act of 1934 and become privately held.

[            ] FOR [            ] AGAINST [            ] ABSTAIN

PROPOSAL 2. Election of one director to serve until the annual meeting of stockholders in 2007.

[            ] FOR the nominee listed below

[            ] WITHHOLD AUTHORITY to vote for the nominee listed below

INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR AN INDIVIDUAL NOMINEE: STRIKE A LINE THROUGH THE NOMINEE’S NAME BELOW.

R. Matthew Neff

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted (1) “FOR” approval of the amendment to the amended and restated certificate of incorporation of the Company and (2) “FOR” the named nominee for director. If any other matters are voted on at the meeting, this proxy will be voted by the Proxies on such matters in their sole discretion.

The undersigned acknowledges receipt of the Company’s 2003 Annual Report and Form 10-K and the Notice of the Annual Meeting and the Proxy Statement. Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

[            ] PLEASE CHECK THIS BOX IF YOU PLAN

TO ATTEND THE MEETING IN PERSON.

SIGN HERE

(Please sign exactly as name appears at left)

SIGN HERE

Executors, administrators, trustees, etc. should so indicate when signing

DATED: